--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                OCTOBER 10, 1997
                                 Date of Report
                       (Date of Earliest Event Reported)

                                WESTERN BANCORP

             (Exact Name of Registrant as Specified in its Charter)

         CALIFORNIA                       0-13551                      95-3863296
(State or Other Jurisdiction     (Commission File Number)            I.R.S. Employer
      of Incorporation)                                            Identification No.)

4100 NEWPORT PLACE, SUITE 900, NEWPORT BEACH,                     92660
                     CA
  (Address of Principal Executive Offices)                      (Zip Code)

                  Registrant's telephone number (714) 863-2300

                             ____NOT APPLICABLE____
         (Former Name or Former Address, if Changed since Last Report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

    Western Bancorp (the "Company") serves as the holding company for National Bank of Southern California ("National"), Southern California Bank ("SC Bank"), Western Bank ("Western" and together with National and SC Bank, the "Banks") and Venture Partners. On October 10, 1997 the shareholders of the Company and the shareholders of SC Bancorp ("SCB") each approved the principal terms of an Agreement and Plan of Reorganization, dated as of April 29, 1997 (the "Merger Agreement"), by and between the Company (formerly Monarch Bancorp) and SCB providing for the merger of SCB with and into the Company (the "SCB Merger"). The SCB Merger was consummated on October 10, 1997.

    Pursuant to the Merger Agreement, each outstanding share of common stock of SCB ("SCB Common Stock") prior to the SCB Merger (other than shares held in a fiduciary capacity or as a result of a debt previously contracted) was converted into the right to receive 0.4556 shares (the "Conversion Number") of common stock of the Company ("Company Common Stock"). In addition, each option or right to purchase shares of SCB Common Stock (an "SCB Option") outstanding immediately prior to the effective time of the SCB Merger was converted into the right to receive, for each share otherwise issuable upon exercise thereof, a number of shares of Company Common Stock equal to the quotient obtained by dividing the Spread (as defined in the Merger Agreement) by $31.28. Pursuant to the Merger Agreement, the Conversion Number was determined by dividing (i) $14.25 by (ii) $31.28.

    Upon consummation of the SCB Merger, the Company issued approximately 3,555,500 shares of Company Common Stock (prior to adjustment for fractional shares) to former shareholders of SCB, and as a result, the former shareholders of SCB own shares of Company Common Stock representing approximately 33.5 percent of the outstanding Company Common Stock.

    The description of the Merger Agreement contained herein is qualified in its entirety by reference to the Merger Agreement. After giving effect to the SCB Merger, the total assets of the Company and its subsidiaries increased to approximately $ 1.4 billion, total deposits increased to approximately $1.2 billion and total shareholders equity increased to approximately $131.6 million as of June 30, 1997, on a restated basis, before merger and restructuring costs.

    As a part of the SCB Merger, Harold A. Beisswenger, Larry D. Hartwig, William C. Greenbeck and Donald E. Wood, former directors of SCB, were appointed to the Board of Directors of the Company.

ITEM 5.  OTHER EVENTS.

    Item 5 includes the following:

                                                                                                              PAGE
                                                                                                              -----
       A.  Western Bancorp third quarter earnings........................................................           1

       B.  Santa Monica Bank Merger......................................................................           2

       C.  Supplemental Consolidated Financial Statements and Management's Discussion and Analysis of
           Financial Condition and Results of Operations as of June 30, 1997 and for the three and six
           months periods ended June 30, 1997 and 1996...................................................           4

       D.  Supplemental Consolidated Financial Statements and Management's Discussion and Analysis of
           Financial Condition and Results of Operations as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996....................................

                           A. THIRD QUARTER EARNINGS

    On October 14, 1997, the Company announced its third quarter earnings. A copy of the press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.

                          B. SANTA MONICA BANK MERGER

    The following tables show unaudited summary pro forma balance sheet and income statement information for the SCB Merger and for the pending merger of Santa Monica Bank ("SMB") with and into the Company (the "SMB Merger"). Pooling-of-interests accounting is used for the pro forma information for the SCB Merger, and purchase accounting is used for the pro forma information for the SMB Merger. Information for SMB is included only in the balance sheet as of September 30, 1997, and the income statement information for the nine month periods ended September 30, 1997 and September 30, 1996. The balance sheet and income statement adjustments shown below are based on management's estimates for costs and, in the case of the SMB Merger, the fair value adjustments associated with these transactions.

    The unaudited summary pro forma balance sheet information is not necessarily indicative of the actual financial position that would have existed had the SMB Merger and the SCB Merger been consummated at the beginning of the periods presented or that may exist in the future. The unaudited summary pro forma income statement information is not necessarily indicative of the results that would have occurred had either the SMB Merger or the SCB Merger been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the SMB Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value of assets and liabilities and changes in operating results between the dates of the pro forma financial data and the date on which the SMB Merger takes place.

SUMMARY PRO FORMA BALANCE SHEET INFORMATION

                                                                       AS OF SEPTEMBER 30, 1997
                                                     ------------------------------------------------------------
                                                                               SANTA      ADJUST-     PRO FORMA
                                                      WESTERN       SCB        MONICA      MENTS       COMBINED
                                                     ----------  ----------  ----------  ----------  ------------
                                                                            (IN THOUSANDS)
Total assets.......................................  $  867,123  $  502,692  $  663,522  $   81,722  $  2,115,059
Securities.........................................     180,812      63,450     150,282      --           394,544
Loans, net.........................................     512,532     346,591     375,866       2,390     1,237,379
Goodwill...........................................      27,845       3,220      --         119,108       150,173
Deposits...........................................     762,064     437,344     579,632        (154)    1,778,886
Shareholders' equity...............................      81,209      53,318      78,877      49,862       263,266

                                                                               AS OF DECEMBER 31, 1996
                                                                   -----------------------------------------------
                                                                                            ADJUST-    PRO FORMA
                                                                    WESTERN       SCB        MENTS      COMBINED
                                                                   ----------  ----------  ---------  ------------
                                                                                   (IN THOUSANDS)
Total assets.....................................................  $  862,900  $  476,013  $   1,088  $  1,340,001
Securities.......................................................     256,228      76,590     --           332,818
Loans, net.......................................................     459,373     342,228     --           801,601
Goodwill.........................................................      29,342       3,626     --            32,968
Deposits.........................................................     761,688     415,326     --         1,177,014
Shareholders' equity.............................................      79,128      49,919     (6,861)      122,186

SUMMARY PRO FORMA INCOME STATEMENT INFORMATION

                                                              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
                                                            -------------------------------------------------------
                                                                                    SANTA     ADJUST-    PRO FORMA
                                                             WESTERN      SCB      MONICA      MENTS     COMBINED
                                                            ---------  ---------  ---------  ---------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income and non-interest income...............  $  38,076  $  22,255  $  30,891  $  (3,385)  $  87,837
Provision for possible loan and lease losses..............      1,125      1,000     --         --           2,125
Non interest expense......................................     28,266     14,390     18,531      6,423      67,610
Net income................................................      3,514      4,014      8,022     (8,210)      7,340
Net income per share......................................  $    0.48  $    0.54  $    1.13              $    0.48
Weighted average shares...................................      7,291      7,500      7,077                 15,332

                                                              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996
                                                            -------------------------------------------------------
                                                                                    SANTA     ADJUST-    PRO FORMA
                                                             WESTERN      SCB      MONICA      MENTS     COMBINED
                                                            ---------  ---------  ---------  ---------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income and non-interest income...............  $  21,350  $  21,018  $  28,534  $  (3,385)  $  67,517
Provision for possible loan and lease losses..............        865       (470)    --         --             395
Non interest expense......................................     16,046     16,445     19,536      6,423      58,450
Net income................................................      2,665      2,933      6,751     (8,210)      4,139
Net income per share......................................  $    0.67  $    0.39  $    0.95              $    0.34
Weighted average shares...................................      3,984      7,475      7,077                 12,010

     C. UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS AS OF JUNE 30, 1997 AND FOR THE
           THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1996.

    On October 10, 1997, the Company consummated the SCB Merger. On June 4, 1997, the Company consummated the merger of California Commercial Bankshares ("CCB") with and into the Company (the "CCB Merger"). On July 15, 1997 the Company filed, on a Form 8-K, restated financial statements for the years ended December 31, 1996, 1995 and 1994, reflecting the effect of the CCB Merger, which was accounted for by the pooling-of-interests method of accounting.

    The Company hereby files Unaudited Supplemental Condensed Consolidated Financial Statements as of June 30, 1997 and for the three and six month periods ended June 30, 1997 and 1996, reflecting the effect of the SCB Merger, which was accounted for by the pooling-of-interests method of accounting. A restatement of Management's Discussion and Analysis of Financial Condition and Results of Operation after giving effect to the SCB Merger and the Unaudited Supplemental Condensed Consolidated Financial Statements as of June 30, 1997 and for the three and six month periods ended June 30, 1997 and June 30, 1996 are set forth below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following tables and data set forth statistical information relating to the Company and its subsidiaries as of June 30, 1997 and for the three months and six months ended June 30, 1997 and June 30, 1996. Such tables and data reflect the combination of the Company and both CCB and SCB which were acquired by the Company on June 4, 1997 and October 10, 1997, respectively, each in a merger accounted for as a pooling-of-interests. This discussion should be read in conjunction with the Unaudited Supplemental Condensed Consolidated Financial Statements as of June 30, 1997 and for the three and six month periods ended June 30, 1997 and June 30, 1996 and related notes included elsewhere herein.

FINANCIAL CONDITION

    Since December 31, 1996, the Company's total assets have grown by approximately $29 million, or 2.1%. From December 31, 1996 to June 30, 1997, due mostly to maturities, securities decreased by approximately $48.6 million. Due to improvements in the local economy and a recent deposit promotion, deposits grew by approximately $30.7 million, or 2.6%. The cash resulting from this decrease in securities and increase in deposits was invested in federal funds sold, which increased by $50.8 million, and net loans, which have grown by approximately $31.3 million, or 3.8%, from December 31, 1996 to June 30, 1997.

RESULTS OF OPERATIONS

    The acquisition of Western on September 30, 1996, was accounted for under the purchase method of accounting and, as a result, Western's operations are included in the results of 1997, but are not part of the results in 1996.

    The Company has experienced significant improvement in normalized earnings (earnings before goodwill amortization, merger costs (after tax) and gains on sales of loans and other assets (after tax)) for the six months and three months ended June 30, 1997, as compared to the same periods in 1996, which was attributable primarily to the Western acquisition in September 1996 and the CCB acquisition in June 1997 as well as a focus on controlling costs and centralizing operations.

                                                                   SIX MONTHS ENDED JUNE   THREE MONTHS ENDED
                                                                            30,                 JUNE 30,
                                                                   ---------------------  ---------------------
                                                                      1997       1996        1997       1996
                                                                   ----------  ---------  ----------  ---------
Per share information:
  Number of shares (weighted average, in thousands)..............    10,847.9    7,511.8    10,848.0    7,512.5
  Income per share...............................................  $     0.32  $    0.50  $     0.04  $    0.32
  Income per share before goodwill amortization and merger costs
    in 1997 and 1996 and before gain on sale of loans in 1996....  $     0.71  $    0.45  $     0.38  $    0.26

Return on average assets:........................................        0.52%      0.87%       0.14%      1.13%

Return on average assets before merger costs and goodwill
  amortization in 1997 and 1996 and before gain on sale of loans
  in 1996:.......................................................        1.16%      0.79%       1.21%      0.91%

Return on average equity:........................................         5.2%       9.6%        1.4%      12.3%

Return on average equity before merger costs and goodwill
  amortization in 1997 and 1996 and before gain on sale of loans
  in 1996:.......................................................        11.8%       8.6%       12.4%       9.9%

Efficiency ratio before merger costs and goodwill amortization in
  1997 and 1996 and before gain on sale of loans in 1996:........        63.9%      78.6%       62.3%      79.6%

    For the three months and six months ended June 30, 1997, the Company, on a consolidated basis, recorded net income of $469 thousand and $3.45 million, respectively, versus net income of $2.43 million and $3.74 million, respectively, for the same periods of 1996. While net income decreased for the three and six months ended June 30, 1997, compared to fiscal 1996, net income before goodwill amortization, after-tax merger costs and after-tax gains on sale of loans and other assets increased significantly. Before (i) the amortization of goodwill of $1.27 million in 1997 and $235 thousand in 1996, respectively,
(ii) after-tax merger costs of $3.0 million in 1997, and (iii) an after-tax gain on sale of loans and other assets of $606 thousand in 1996, net income for the six month periods ended June 30, 1997 and 1996 would have been $7.72 million and $3.37 million, respectively, or $0.71 and $0.45 per share, respectively, a growth of approximately 58%.

    Without the amortization of goodwill of $634 thousand and $121 thousand in the second quarter of 1997 and 1996, respectively, and before after-tax merger costs of $3.0 million in the second quarter of 1997, and before an after-tax gain on sale of loans of $606 thousand in the second quarter of 1996, net income for the three month periods would have been $4.11 million and $1.94 million in 1997 and 1996, respectively, or $0.38 and $0.26 per share, respectively, a growth of approximately 46%.

    Operating profits for the Company and the Banks are dependent on loan and lease growth, controlling costs and continual efforts to prevent any unexpected loan and lease losses which would require additions to the Allowance for Loan and Lease Losses ("ALLL"). Demand for quality loans has increased in the Company's primary market areas, and the Company expects to take advantage of this increased demand, while maintaining its credit quality standards. While deposits have grown by approximately $30.7 million since December 31, 1996, as a result of a $32.6 million increase in gross loans, the Company's loan-to-deposit ratio has also increased from 69.7%, as of December 31, 1996, to 70.5%, as of June 30, 1997.

NET INTEREST INCOME

    Net interest income is the difference between interest earned on assets and interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. The following table provides information concerning average interest-earning assets and interest-bearing liabilities and yields and rates thereon for the six months and three months ended June 30, 1997 and June 30, 1996, respectively. Nonaccrual loans are included in the average earning assets amounts.

                                                                           SIX MONTHS ENDED     THREE MONTHS ENDED
                                                                               JUNE 30,              JUNE 30,
                                                                         --------------------  --------------------
                                                                           1997       1996       1997       1996
                                                                         ---------  ---------  ---------  ---------
Average interest-earning assets (in millions)..........................  $ 1,182.0  $   780.7  $ 1,187.6  $   789.7
Yield..................................................................       8.32%      8.55%      8.47%      8.71%
Average interest-bearing liabilities (in millions).....................  $   775.7  $   520.0  $   792.3  $   520.2
Cost...................................................................       3.75%      3.86%      3.77%      3.84%
Interest spread........................................................       4.57%      4.69%      4.70%      4.87%
Net interest margin....................................................       5.86%      5.98%      5.95%      6.18%

    The $5.4 million and $11.2 million increase in net interest income for the comparative three months and six months ended June 30, 1997 and 1996, respectively, is due primarily to increases in the volume of interest-earning assets mostly due to the acquisition of Western. For the six month periods, net interest margin decreased slightly from 5.98% to 5.86%, and the net interest spread also decreased from 4.69% to 4.57%. The decline in net interest margin is a result of the decrease in spread as the yield on interest-earning assets declined more than the cost on interest-bearing liabilities.

    The increase in interest income for the three and six months ended June 30, 1996, to the same periods of 1997 from approximately $17.0 million to $24.8 million and from $33.1 million to $48.8 million, respectively, was due almost entirely to the increase in average interest-earning assets for the three and six months ended June 30, 1997 compared to the same periods of 1996. Average interest-earning assets, for the three month periods ended June 30, 1996 and June 30, 1997, increased from approximately $789.7 million to $1,187.6 million, respectively, resulting mostly from the acquisition of Western. Average interest-earning assets, for the six months periods ended June 30, 1996 and June 30, 1997, increased from approximately $780.7 million to $1,182.0 million, respectively, resulting mostly from the acquisition of Western. For the same three and six month periods, the average yield on interest-earning assets decreased from 8.71% in 1996 to 8.47% in 1997, and from 8.55% in 1996 to 8.32%
in 1997, respectively. The overall decrease in yield can be partially attributed to the decrease in the average yield on loans, including the effect of the interest rate swaps and the competitive pricing pressures experienced in the Company's market area for commercial and real estate loans.

    Interest expense increased from approximately $4.9 million to $7.4 million and from $9.9 million to $14.4 million for the three months and six months ended June 30, 1996 and June 30, 1997, respectively. This increase is mostly due to the volume increase in average interest-bearing liabilities as a result of the acquisition of Western. The average cost of funds declined from 3.86% to 3.75% for the six months ended June 30, 1997, compared to the same period in 1996. The average cost of funds declined from 3.84% to 3.77% for the three month period ended June 30, 1997, compared to the same period in 1996. As of June 30, 1997, 33.7% of the Company's deposits are in non-interest bearing accounts. This is a decrease from December 31, 1996 when 35.9% of the Company's deposits were in non-interest bearing accounts.

PROVISION FOR LOAN AND LEASE LOSSES

    The ratio of the ALLL to total loans was 1.80% as of June 30, 1997, compared to 1.92% as of December 31, 1996. The decline in ratio was largely due to an increase in loans. During the same period, credit quality measures improved. Due to continued decline in non-performing assets and an improved overall loan portfolio, management believes that ALLL is adequate based on all currently available information.

NON-INTEREST INCOME

    The following table shows the details of non-interest income (in thousands) for the three and six months ended June 30, 1997. (Note: Due to purchase accounting treatment of the acquisition of Western, Western is not included in the 1996 numbers):

                                                                            THREE MONTHS ENDED JUNE 30,
                                                              --------------------------------------------------------
                                                                                1997
                                                              -----------------------------------------
                                                                           THE COMPANY,                      1996
                                                                              SC BANK                    -------------
                                                                WESTERN       & NBSC      CONSOLIDATED   CONSOLIDATED
                                                              -----------  -------------  -------------  -------------
Service charges and fee income..............................   $     213     $   1,636      $   1,849      $   1,738
Gain on sale of loans and other assets......................      --            --             --                980
Securities gains............................................      --               230            230         --
Other income................................................          96           439            535            470
                                                                   -----        ------         ------         ------
    Total non-interest income...............................   $     309     $   2,305      $   2,614      $   3,188
                                                                   -----        ------         ------         ------
                                                                   -----        ------         ------         ------

                                                                             SIX MONTHS ENDED JUNE 30,
                                                              --------------------------------------------------------
                                                                                1997
                                                              -----------------------------------------
                                                                           THE COMPANY,                      1996
                                                                              SC BANK                    -------------
                                                                WESTERN       & NBSC      CONSOLIDATED   CONSOLIDATED
                                                              -----------  -------------  -------------  -------------
Service charges and fee income..............................   $     547     $   3,306      $   3,853      $   3,420
Gain on sale of loans and other assets......................      --                82             82            979
Securities gains............................................         107           230            337             14
Other income................................................         110           832            942            947
                                                                   -----        ------         ------         ------
    Total non-interest income...............................   $     764     $   4,450      $   5,214      $   5,360
                                                                   -----        ------         ------         ------
                                                                   -----        ------         ------         ------

    Non-interest income, for the three months ended June 30, 1996, includes a gain on sale of loans and other assets in the amount of $980 thousand. Non-interest income for the three months ended June 30, 1997, includes a gain on sale of securities in the amount of $230 thousand. If adjusted for these non-recurring items, and without the non-interest income contributed by Western, total non-interest income decreased by $133 thousand from $2.2 million in 1996 to $2.1 million in 1997. $124 thousand of this decrease was in service charges and fee income. Service charge income on deposit accounts decreased for the three months ended June 30, 1997 over the comparable period in 1996 due to competitive pricing on certain commercial accounts. In addition, a recent deposit promotion featured a no service charge account for depositors using direct deposit.

    Non-interest income, for the six months ended June 30, 1996, includes a gain on sale of loans and other assets in the amount of $979 thousand. Non-interest income for the six months ended June 30, 1997, includes a gain on sale of securities in the amount of $337 thousand and a gain on sale of loans and other assets of $82 thousand. If adjusted for these non-recurring items, and without the non-interest income contributed by Western, total non-interest income decreased by $229 thousand from $4.37 million in 1996 to $4.14 million in 1997 including a $124 thousand decrease in service charges and fee income. Service charge income on deposit accounts decreased for the six months ended June 30, 1997 over the comparable period in 1996 due to competitive pricing on certain commercial accounts. In addition, a recent deposit promotion featured a no service charge account for depositors using direct deposit.

NON-INTEREST EXPENSE

    The following table shows the details of non-interest expense for the three and six months ended June 30, 1997 (in thousands). Due to purchase accounting treatment of the acquisition of Western, Western results are not included in the 1996 numbers:

                                                                           THREE MONTHS ENDED JUNE 30,
                                                              ------------------------------------------------------
                                                                                1997
                                                              ----------------------------------------
                                                                           THE COMPANY,                     1996
                                                                             SC BANK &                  ------------
                                                                WESTERN        NBSC       CONSOLIDATED  CONSOLIDATED
                                                              -----------  -------------  ------------  ------------
Salaries and benefits.......................................   $   1,391     $   4,665     $    6,056    $    5,056
Occupancy...................................................         351         1,639          1,990         1,925
Advertising and business development........................          70           309            379           423
Other real estate owned.....................................          46           (44)             2            63
Professional services.......................................         146           725            871         1,772
Telephone, stationery and supplies..........................         119           588            707           591
Goodwill amortization.......................................         499           135            634           121
Data processing.............................................         192           211            403           216
Customer service cost.......................................         160           265            425           172
Merger related costs........................................      --             3,404          3,404        --
Other.......................................................         326         1,324          1,650         1,110
                                                              -----------  -------------  ------------  ------------
    Total non-interest expense..............................   $   3,300     $  13,221     $   16,521    $   11,449
                                                              -----------  -------------  ------------  ------------
                                                              -----------  -------------  ------------  ------------
Non interest expense before goodwill amortization and merger
  related costs.............................................   $   2,801     $   9,682     $   12,483    $   11,328
                                                              -----------  -------------  ------------  ------------
                                                              -----------  -------------  ------------  ------------

                                                                            SIX MONTHS ENDED JUNE 30,
                                                              ------------------------------------------------------
                                                                                1997
                                                              ----------------------------------------
                                                                           THE COMPANY,                     1996
                                                                             SC BANK &                  ------------
                                                                WESTERN        NBSC       CONSOLIDATED  CONSOLIDATED
                                                              -----------  -------------  ------------  ------------
Salaries and benefits.......................................   $   2,931     $   9,784     $   12,715    $   10,308
Occupancy...................................................         676         3,244          3,920         3,704
Advertising and business development........................         144           542            686           695
Other real estate owned.....................................          22            26             48           230
Professional services.......................................         248         1,803          2,051         2,471
Telephone, stationery and supplies..........................         217         1,203          1,420         1,191
Goodwill amortization.......................................         998           270          1,268           235
Data processing.............................................         306           485            791           407
Customer service cost.......................................         263           290            553           268
Merger related costs........................................      --             3,404          3,404        --
Other.......................................................         590         2,436          3,026         2,359
                                                              -----------  -------------  ------------  ------------
    Total non-interest expense..............................   $   6,395     $  23,487     $   29,882    $   21,868
                                                              -----------  -------------  ------------  ------------
                                                              -----------  -------------  ------------  ------------
Non interest expense before goodwill amortization and merger
  related costs.............................................   $   5,397     $  19,813     $   25,210    $   21,633
                                                              -----------  -------------  ------------  ------------
                                                              -----------  -------------  ------------  ------------

    Merger related costs include approximately $1.4 million of investment banking fees, $923 thousand of other professional and filing fees, and $1.1 million of compensation related costs. The tax benefits for these costs are approximately $395 thousand.

    Non-interest expense, for the three and six months ended June 30, 1997, includes goodwill amortization in the amount of $634 thousand and $1.3 million, respectively. Also included in the three months and six months ended June 30, 1996 non-interest expense is non-recurring merger related cost of $3.4 million. If adjusted for the above items, the total non-interest expense increased by $1.2 million for the three months ending June 30, 1997, compared to the same period in 1996, which was due mostly to expenses at Western of $2.8 million mitigated by efficiency improvements at the Company overall.

    Non-interest expense for the six months ended June 30, 1997, increased by $8.0 million. If adjusted for the amortization of goodwill and merger related costs, the net increase was $3.6 million due mostly to expenses at Western of $5.4 million, less efficiency improvements at the Company.

    The decrease in professional services from 1996 to 1997, for both the three month and six month periods, is due mostly to the reduction in legal expenses associated with various litigation.

CREDIT QUALITY AND ANALYSIS

    The Company defines non-performing assets to include (i) loans on which it has ceased to accrue interest ("Nonaccrual Loans"), (ii) foreclosed real estate owned, and (iii) those loans whose terms have been modified such that the interest rates charged to the borrowers have been reduced to levels below the original contract rates and below market rates of interest at both the time of modification and the reporting date ("Modified Loans").

    Planned workout arrangements are currently in place for all non-performing assets, and, unless there are any unexpected changes in the financial condition of the borrowers, management is not aware of any additional significant loss potential that has not already been included in the ALLL.

    The following table shows the historical trends in non-performing assets and comparative key credit statistics at the Company (in thousands):

                                                                                          JUNE 30,   DECEMBER 31,
                                                                                            1997         1996
                                                                                         ----------  ------------
Loans past due 90 days and still accruing..............................................  $      422   $      193
                                                                                         ----------  ------------
Nonaccrual loans.......................................................................      14,665       16,157
Other real estate owned................................................................       7,680        7,082
                                                                                         ----------  ------------
    Non performing assets..............................................................  $   22,345   $   23,239
                                                                                         ----------  ------------
                                                                                         ----------  ------------

Impaired loans--gross..................................................................  $   18,530   $   21,034
Allocated reserves.....................................................................       1,806        2,172
                                                                                         ----------  ------------
    Net investment in impaired loans...................................................  $   16,724   $   18,862
                                                                                         ----------  ------------
                                                                                         ----------  ------------

ALLL...................................................................................  $   15,345   $   15,757

Gross loans and leases.................................................................  $  851,147   $  819,792

ALLL to loans and leases...............................................................        1.80%        1.92%
ALLL to nonaccrual loans and leases....................................................       104.6%        97.5%
ALLL to non performing assets..........................................................        68.7%        67.8%

Non performing assets to loans, leases and OREO........................................        2.60%        2.81%

    The Company has established a monitoring system for its loans in order to identify impaired loans, potential problem loans and to permit periodic evaluation of impairment and the adequacy of the allowance for loan losses in a timely manner. The monitoring system and ALLL methodology have evolved over a period of years and loan classifications have been incorporated into the determination of the ALLL. This monitoring system and allowance methodology include a loan-by-loan analysis for all classified loans as well as loss factors for the balance of the portfolio that are based on migration analysis relative to the unclassified portfolio. This analysis includes such factors as historical loss experience, current portfolio delinquency and trends and other inherent risk factors such as economic conditions, risk levels of particular loan categories, internal loan review and oversight, concentrations in the portfolio and changes in the quality of the lending staff of the Banks.

    On June 30, 1997, the Company had approximately $18.5 million of loans which were considered to be impaired, which decreased from $21.0 million at December 31, 1996. The Company had allocated reserves of approximately $1.8 million on these loans at June 30, 1997. Of these loans, $12.6 million are on nonaccrual status.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

    On a stand-alone basis, the Company's sources of liquidity include dividends from the Banks and outside borrowings. The amount of dividends that the Banks can pay to the Company is restricted by regulatory guidelines.

    The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers who may need assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

    Historically, the overall liquidity of the Company is based on its core deposit base. The Company has not relied on large denomination time deposits.

    To meet short-term liquidity needs, the Company has maintained adequate balances in federal funds sold, certificates of deposits with other financial institutions and investments securities having maturities of five years or less. Liquid assets (cash, federal funds sold and investment securities available for sale) as a percentage of total deposits are 36.5% and 37.3% as of June 30, 1997 and December 31, 1996, respectively.

REGULATORY MATTERS

    The Regulatory Capital Guidelines as well as the actual capitalization for NBSC, SC Bank, Western Bank and the Company, as of June 30, 1997, follow:

                                                        REGULATORY REQUIREMENTS
                                                         (GREATER THAN OR EQUAL
                                                         TO STATED PERCENTAGE)                      ACTUAL
                                                        ------------------------  ------------------------------------------
                                                        ADEQUATELY      WELL                    SC                 CONSOLI-
                                                        CAPITALIZED  CAPITALIZED    NBSC       BANK      WESTERN     DATED
                                                        -----------  -----------  ---------  ---------  ---------  ---------
Detailed computations of
  Tier 1 leverage capital ratio.......................       4.00%        5.00%       7.52%      9.56%      7.15%      7.54%
  Tier 1 risk-based capital ratio.....................       4.00%        6.00%      10.46%     11.37%     12.17%     10.40%
  Total risk-based capital............................       8.00%       10.00%      11.71%     12.57%     13.43%     11.65%

                                WESTERN BANCORP
          UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                  JUNE 30, 1997  DECEMBER 31, 1996
                                                                                  -------------  -----------------
                                                                                     (IN THOUSANDS, EXCEPT PER
                                                                                            SHARE DATA)
                                                                                            (UNAUDITED)
ASSETS:
Cash and due from banks.........................................................   $    95,295     $      96,202
Federal funds sold..............................................................        73,304            22,517
                                                                                  -------------  -----------------
  Total Cash and Cash Equivalents...............................................       168,599           118,719
FRB and FHLB stock..............................................................         5,441             5,291
Securities:
  Securities held to maturity...................................................         6,902             7,270
  Securities available for sale.................................................       271,848           320,257
                                                                                  -------------  -----------------
    Total Securities............................................................       284,191           332,818
Net loans.......................................................................       833,796           801,601
Property, plant and equipment...................................................        13,897            14,955
Other real estate owned.........................................................         7,680             7,082
Goodwill........................................................................        31,699            32,968
Other assets....................................................................        27,803            30,770
                                                                                  -------------  -----------------
    Total Assets................................................................   $ 1,367,665     $   1,338,913
                                                                                  -------------  -----------------
                                                                                  -------------  -----------------
LIABILITIES AND SHAREHOLDER'S EQUITY
  LIABILITIES:
Non-interest bearing deposits...................................................   $   407,278     $     422,854
Interest bearing deposits.......................................................       800,436           754,160
                                                                                  -------------  -----------------
    Total Deposits..............................................................     1,207,714         1,177,014
Borrowings......................................................................        18,194            20,290
Accrued interest payable & other liabilities....................................        10,115            12,562
                                                                                  -------------  -----------------
    Total Liabilities...........................................................     1,236,023         1,209,866
SHAREHOLDERS' EQUITY:
Preferred stock.................................................................       --               --
Common stock....................................................................       111,186           111,326
Additional paid-in capital......................................................       --               --
Retained earnings (deficit).....................................................        21,279            18,583
Unrealized net gains (losses) on investments available for sale, net............          (823)             (862)
                                                                                  -------------  -----------------
    Total Shareholders' equity..................................................       131,642           129,047
    Total Liabilities & Shareholders' Equity....................................   $ 1,367,665     $   1,338,913
                                                                                  -------------  -----------------
                                                                                  -------------  -----------------
Number of common shares outstanding.............................................      10,618.2          10,438.7
Common shareholders' equity per share...........................................   $     12.40     $       12.36

    See accompanying Notes to Unaudited Supplemental Condensed Consolidated
                             Financial Statements.

                                WESTERN BANCORP
       UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                                 FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                                                    ENDED JUNE 30,          ENDED JUNE 30,
                                                                ----------------------  ----------------------
                                                                   1997        1996        1997        1996
                                                                ----------  ----------  ----------  ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                 (UNAUDITED)
INTEREST INCOME:
  Interest and fees on loans..................................  $   19,560  $   13,500  $   38,605  $   26,434
  Interest on investment securities...........................       4,192       2,806       8,500       5,281
  Interest of federal funds sold..............................       1,041         655       1,653       1,380
                                                                ----------  ----------  ----------  ----------
    Total interest income.....................................      24,793      16,961      48,758      33,095

INTEREST EXPENSE:
  Interest expense on deposits................................       7,059       4,676      13,735       9,325
  Interest expense on other borrowings........................         303         255         699         620
                                                                ----------  ----------  ----------  ----------
    Total interest expense....................................       7,362       4,931      14,434       9,945
                                                                ----------  ----------  ----------  ----------
NET INTEREST INCOME...........................................      17,431      12,030      34,324      23,150
  Less: provision for loan and lease and lease losses.........         675        (295)      1,400         335
                                                                ----------  ----------  ----------  ----------
Net interest income after provision for loan and lease
  losses......................................................      16,756      12,325      32,924      22,815

NON-INTEREST INCOME:
  Service charges and fees....................................       1,849       1,738       3,853       3,420
  Gain on sale of loans and other assets......................      --             980          82         979
  Securities gains............................................         230      --             337          14
  Other income................................................         535         470         942         947
                                                                ----------  ----------  ----------  ----------
    Total non-interest income.................................       2,614       3,188       5,214       5,360

NON-INTEREST EXPENSE:
  Salaries and benefits.......................................       6,056       5,056      12,715      10,308
  Occupancy, furniture and equipment..........................       1,990       1,925       3,920       3,704
  Advertising and business development........................         379         423         686         695
  Other real estate owned.....................................           2          63          48         230
  Professional services.......................................         871       1,772       2,051       2,471
  Telephone, stationery and supplies..........................         707         591       1,420       1,191
  Goodwill amortization.......................................         634         121       1,268         235
  Data processing for company.................................         403         216         791         407
  Customer services cost......................................         425         172         553         268
  Merger costs................................................       3,404      --           3,404      --
  Other.......................................................       1,650       1,110       3,026       2,359
                                                                ----------  ----------  ----------  ----------
    Total non-interest expense................................      16,521      11,449      29,882      21,868
                                                                ----------  ----------  ----------  ----------
Income before income taxes....................................       2,849       4,064       8,256       6,307
Income taxes..................................................       2,380       1,639       4,811       2,565
                                                                ----------  ----------  ----------  ----------
    Net income................................................  $      469  $    2,425  $    3,445  $    3,742
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
PER SHARE INFORMATION:
  Number of shares (weighted average).........................    10,848.0     7,512.5    10,847.9     7,511.8
  Income per share (dollars)..................................  $     0.04  $     0.32  $     0.32  $     0.50

    See accompanying Notes to Unaudited Supplemental Condensed Consolidated
                             Financial Statements.

                                WESTERN BANCORP
     UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                              FOR THE SIX MONTHS
                                                                                                ENDED JUNE 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
                                                                                                 (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income................................................................................  $    3,445  $    3,742
Adjustments
  (Gain) on sale of securities available for sale.........................................        (337)        (14)
  (Gain) on sale of loans.................................................................         (78)     --
  (Gain) loss on sale of fixed assets.....................................................          (4)         24
  Loss on sale of other real estate owned.................................................      --              16
  Provision for loan and lease losses.....................................................       1,400         335
  Provision for loss on other real estate owned...........................................      --             369
  Goodwill amortization...................................................................         998      --
  Depreciation and amortization...........................................................       1,140       1,068
  Amortization of (discounts) and premiums on investment securities.......................          (1)        708
  Net increase (decrease) in accrued interest payable and other liabilities...............      (1,291)      1,909
  Net decrease in accrued interest receivable and other assets............................       3,165         577
                                                                                            ----------  ----------
    Net cash provided by operating activities.............................................       8,437       8,734
                                                                                            ----------  ----------
CASH FLOW FROM INVESTING ACTIVITIES:......................................................
  Proceeds from sale of investment securities available for sale..........................       8,414       8,549
  Proceeds from maturities of investment securities available for sale....................       8,867       4,005
  Proceeds from sale of loans.............................................................       1,299      --
  Proceeds from sale of fixed assets and other assets.....................................           4         197
  Principal payments received on investment securities....................................     109,018      20,135
  Purchase of investment securities.......................................................     (77,222)    (43,053)
  (Increase) in net loans and leases......................................................     (34,847)    (10,811)
  (Additions) to premises and equipment...................................................         (82)       (623)
  (Additions) to other real estate owned..................................................        (480)        991
                                                                                            ----------  ----------
    Net cash provided by (used in) investing activities...................................      14,971     (20,610)
                                                                                            ----------  ----------
CASH FLOW FROM FINANCING ACTIVITIES:
  Cash received from exercise of options..................................................         367          93
  Dividends paid..........................................................................        (749)     --
  Common stock repurchased and retired....................................................        (507)     --
  Net increase (decrease) in deposits.....................................................      30,700      21,463
  Additional borrowings...................................................................       2,852       5,657
  Repayments of borrowed funds............................................................      (6,191)     (2,351)
                                                                                            ----------  ----------
    Net cash provided by financing activities.............................................      26,472      24,862
                                                                                            ----------  ----------
Net increase in cash......................................................................      49,880      12,986
Cash and cash equivalents at the beginning of the period..................................     118,719     110,322
                                                                                            ----------  ----------
Cash and cash equivalents at the end of the period........................................     168,599     123,308
                                                                                            ----------  ----------
                                                                                            ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Property acquired through foreclosure...................................................  $    7,147  $    1,413
  Repayment of KSOP debt..................................................................      --              11
  Increase of unrealized gain on investment securities available for sale, net of tax.....  $       39  $      459

    See accompanying Notes to Unaudited Supplemental Condensed Consolidated
                             Financial Statements.

                                WESTERN BANCORP
             NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996

    1. On October 10, 1997, the Company completed the merger with SCB whereby the Company issued approximately 3,555,500 shares of Company Common Stock to the SCB stockholders and SCB merged with and into the Company. The SCB Merger has been accounted for as a pooling-of-interests. These Unaudited Supplemental Condensed Consolidated Financial Statements, Notes to Unaudited Supplemental Condensed Consolidated Financial Statements and management's discussion and analysis as of June 30, 1997 and for the three months and six months ended June 30, 1997 and June 30, 1996 have been restated as if the SCB Merger had occurred at the beginning of the periods indicated.

    2. The Company is the holding company for the Banks. The Unaudited Supplemental Condensed Consolidated Financial Statements of the Company and the Banks included herein reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods indicated. Certain reclassifications have been made to the Unaudited Supplemental Condensed Consolidated Financial Statements for 1996 to conform to the 1997 presentation. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the three months and six months ended June 30, 1997 and 1996, are not necessarily indicative of the results of operations to be expected for the remainder of the year.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan and lease losses, the carrying value of other real estate owned, and the deferred tax asset.

    These Unaudited Supplemental Condensed Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report filed on Form 10-KSBA, for the year ended December 31, 1996, as amended, CCB's Annual Report filed on Form 10-K/A, for the year ended December 31, 1996, as amended, SCB's Annual Report filed on Form 10-K/A, for the year ended December 31, 1996, as amended, the Company's Current Report filed on Form 8-K on July 17, 1997 and the Company's Supplemental Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 and the notes thereto filed as part of this Form 8-K.

3.  COMPLETED ACQUISITIONS

    WESTERN BANK ACQUISITION: On September 30, 1996, the Company acquired, for cash, all of the issued and outstanding shares of Western, a state chartered bank located in West Los Angeles. Western has five offices, including its head office in Westwood. In connection with the acquisition, Western began operating as a wholly-owned subsidiary of the Company. The acquisition of Western was accounted for under the purchase method of accounting. As such, the results of operations for Western were included in the Company's results of operations beginning October 1, 1996.

    CALIFORNIA COMMERCIAL BANKSHARES ACQUISITION: On December 18, 1997, the Company reached an agreement to merge with CCB, a bank holding company operating in Orange County, California. The shareholders of the Company approved the acquisition on June 2, 1997, and the transaction was closed on June 4, 1997. The Company issued approximately 3,043,200 shares of Company Common Stock to the CCB stockholders based upon an exchange ratio of one (after the Company completed a reverse stock split of 8.5 to 1 just prior to this merger). Also on June 4, 1997, Monarch was merged into NBSC. The acquisition

                                WESTERN BANCORP
             NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                       JUNE 30, 1997 AND 1996 (CONTINUED)

of CCB was accounted for under the pooling-of-interests method of accounting, and all financial information presented has been restated for this combination.

    SC BANCORP ACQUISITION: On April 29, 1997, the Company entered into an agreement to merge with SCB, a bank holding company operating in Orange, San Diego and Los Angeles counties in California. The shareholders of SCB and the Company approved the merger on October 10, 1997, and the SCB Merger was completed on that date. The exchange ratio was 0.4556 shares of the Company Common Stock issued for each share of SCB Common Stock. Approximately 3,555,500 shares of the Company's Common Stock (before adjustments for fractional shares) were issued as part of the SCB Merger. The Company has also submitted an application to the appropriate regulatory authorities to merge NBSC into SC Bank.

    The acquisition of SCB was accounted for under the pooling-of-interests method of accounting, and all financial information presented has been restated for this combination.

4.  PENDING ACQUISITION OF SMB

    On July 30, 1997, the Company and SMB entered into a definitive agreement for the merger of SMB with a subsidiary of the Company subject to approval by the banking regulators and shareholders of both companies. Upon the SMB Merger becoming effective, each share of common stock, $3.00 par value, of SMB (the "SMB Common Stock") issued and outstanding at the time (other than shares that have not been voted in favor of the approval of the principal terms of the Merger and with respect to which the dissenters' rights have been perfected in accordance with the California General Corporation Law) will be converted into the right to receive either (i) $28.00 in cash (the "Cash Consideration") or
(ii) 0.875 shares of Company Common Stock (the "Stock Consideration"). Each holder of SMB Common Stock may elect to, and may, receive the Cash Consideration and, if the number of holders of SMB Common Stock electing to receive the Cash Consideration, is so great as to prevent a tax-free reorganization, all the holders of SMB Common Stock shall receive the Cash Consideration. If the value of shares of holders of SMB Common Stock electing to receive the Cash Consideration is such as to permit a tax-free reorganization, the remaining holders of SMB Common Stock shall receive the Stock Consideration subject to the limitation that no more than 50% of the outstanding shares of SMB Common Stock shall be converted into the right to receive Stock Consideration and that in the event that holders of SMB Common Stock elect to receive Stock Consideration in exchange for more than 50% of the outstanding shares of SMB Common Stock, the holders of SMB Common Stock electing Stock Consideration shall receive both cash and stock, subject to the option of the Company to increase the Stock Consideration.

    The SMB Merger is expected to be accounted for using the purchase method of accounting. At December 31, 1996, SMB had total assets, deposits, shareholders' equity and number of shares of SMB Common Stock outstanding of $632 million, $554 million, $73 million and 7.1 million, respectively; these amounts were not audited in connection with the preparation of these financial statements. For the year ended December 31, 1996, SMB reported net income and net income per share of approximately $9.6 million and $1.36, respectively; these amounts were not audited in connection with the preparation of these financial statements.

             D. SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS AS OF DECEMBER 31, 1996 AND 1995
   AND FOR EACH OF THE YEARS IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 1996

    On October 10, 1997, the Company consummated the SCB Merger. On June 4, 1997, the Company consummated the merger of California Commercial Bankshares ("CCB") with and into the Company (the "CCB Merger"). On July 15, 1997 the Company filed, on a Form 8-K, restated consolidated financial statements for the years ended December 31, 1996, 1995 and 1994, reflecting the effect of the CCB Merger, which was accounted for by the pooling-of-interests method of accounting.

    The Company hereby files Supplemental Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, reflecting the effect of the SCB Merger, which was accounted for by the pooling-of-interests method of accounting. A restatement of Management's Discussion and Analysis of Financial Condition and Results of Operation after giving effect to the SCB Merger and the Supplemental Consolidated Financial Statements, as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 are set forth below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following tables and data set forth statistical information relating to the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996. Such tables and data reflect the combination of the Company and both CCB and SCB which were acquired by the Company on June 4, 1997 and October 10, 1997, respectively, each in a merger accounted for as a pooling-of-interests. This discussion should be read in conjunction with the Supplemental Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 and related notes included elsewhere herein.

                                                                            DECEMBER 31,
                                               -----------------------------------------------------------------------
                                                 1996(1)        1995           1994           1993           1992
                                               -----------  -------------  -------------  -------------  -------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
CONDENSED STATEMENT OF OPERATIONS DATA:
  Interest income............................  $    74,237  $   62,629     $   53,079     $   57,722     $   69,804
  Interest expense...........................       22,488      20,452         13,562         18,853         26,528
                                               -----------  -------------  -------------  -------------  -------------
  Net interest income........................       51,749      42,177         39,517         38,869         43,276
  Provision for loan and lease losses........        1,018       8,564          3,510         17,919         13,914
  Non-interest income (other than gains or
    losses on securities and sale of loans
    transactions)............................        8,929       8,373          8,256          8,757          7,931
  Gains (losses) on securities
    transactions.............................          281        (692)           (24)         7,114          2,509
  Gain on sale of loans, net.................          665         145            215          --             --
  Other non-interest expense.................       47,091      40,304         37,705         40,594         39,170
  Lower of cost or market adjustment on
    loans....................................      --              756          --             --             --
  Goodwill amortization......................        1,004         821            211            167            160
  OREO expense (income)......................         (134)      3,080          3,145          4,888          1,722
                                               -----------  -------------  -------------  -------------  -------------
    Income (loss) before taxes...............       12,645      (3,522)         3,393         (8,828)        (1,250)
  Income tax expense (benefit)...............        3,656      (1,733)         1,680         (1,979)          (529)
                                               -----------  -------------  -------------  -------------  -------------
  Income (loss) before cumulative effect of a
    change in accounting principle...........        8,989      (1,789)         1,713         (6,849)          (721)
  Cumulative effect of change in accounting
    principle................................      --            --             --               (41)         --
                                               -----------  -------------  -------------  -------------  -------------
    Net income (loss)........................  $     8,989  $   (1,789)    $    1,713     $   (6,890)    $     (721)
                                               -----------  -------------  -------------  -------------  -------------
                                               -----------  -------------  -------------  -------------  -------------
PER SHARE DATA (2):
  Net income (loss) per share................  $      1.08  $    (0.27)    $     0.33     $    (1.67)    $    (0.17)
  Cash dividends declared....................      --            --             --             --             --
  Book value per share.......................  $     12.36  $    10.64     $    10.52     $    12.59     $    14.40
  Shares used to compute net income (loss)
    per share................................    8,320,341   6,563,355      5,123,043      4,131,721      4,165,015
                                               -----------  -------------  -------------  -------------  -------------
                                               -----------  -------------  -------------  -------------  -------------
BALANCE SHEET DATA:
  Assets.....................................  $ 1,338,913  $  866,385     $  759,194     $  799,558     $  905,490
  Loans and leases net of deferred fees and
    unearned income..........................      817,358     543,042        439,241        460,975        547,797
  Allowance for loan and lease losses........       15,757      13,130         12,115         19,077         13,687
  Securities.................................      332,818     184,978        220,095        248,879        232,439
  Goodwill...................................       32,968       4,131          2,464          2,616          2,008
  Deposits...................................    1,177,014     774,057        675,971        731,829        809,992
  Borrowings.................................       20,290       7,366         15,161         10,168         28,396
  Shareholders' equity.......................      129,047      77,628         62,274         51,572         57,778
                                               -----------  -------------  -------------  -------------  -------------
                                               -----------  -------------  -------------  -------------  -------------
ASSET QUALITY:
  Nonaccrual loans and leases................  $    16,157  $   17,303     $   16,814     $   27,996     $   18,200
  OREO.......................................        7,082       4,388          9,130          9,715         19,105
                                               -----------  -------------  -------------  -------------  -------------
    Total nonaccrual loans and leases and
      OREO...................................  $    23,239  $   21,691     $   25,944     $   37,711     $   37,305
                                               -----------  -------------  -------------  -------------  -------------
                                               -----------  -------------  -------------  -------------  -------------
PERFORMANCE RATIOS:
  Return on average assets...................        0.90%       (0.21)%         0.22 %        (0.79)%        (0.08)%
  Return on average shareholders' equity.....        9.78%       (2.59)%         2.65 %       (12.54)%        (1.24)%
  Net interest spread........................        4.62%        4.51 %         4.88 %         4.18 %         4.41 %
  Net interest margin........................        5.86%        5.69 %         5.71 %         4.91 %         5.30 %
  Average shareholders' equity to average
    assets...................................        9.25%        8.31 %         8.20 %         6.26 %         6.52 %
ASSET QUALITY RATIOS:
  Nonaccrual loans and leases to gross
    loans....................................        1.97%        3.18 %         3.81 %         6.05 %         3.31 %
  Nonaccrual loans and leases and OREO to
    total assets.............................        1.74%        2.50 %         3.42 %         4.72 %         4.12 %
  Allowance for loan and lease losses to
    total loans and leases...................        1.92%        2.41 %         2.75 %         4.12 %         2.49 %
  Allowance for loan and lease losses to
    nonaccrual loans and leases..............          98%          76 %           72 %           68 %           75 %
  Net charge-offs to average loans and
    leases...................................        0.59%        1.68 %         2.43 %         2.50 %         2.11 %

------------------------------
(1) Includes the accounts and operating results of Western since the September 30, 1996 acquisition date.

(2) Excludes stock options as common stock equivalents in 1995, 1993 and 1992 as the effect thereof was antidilutive.

OVERVIEW

    The Company serves as the holding company for National Bank of Southern California ("National"), Southern California Bank ("SC Bank"), Western Bank ("Western" and together with National and SC Bank, the "Banks") and Venture Partners. The Company acquired Western on September 30, 1996 in a transaction which was accounted for using the purchase method of accounting. Consequently, the results of operations contained herein include Western only from the date of acquisition by the Company. On June 4, 1997 the Company consummated the CCB Merger, which resulted in the merger of Monarch Bank ("Monarch"), a then wholly-owned subsidiary of the Company, with and into National with National being the surviving association as a wholly-owned subsidiary of the Company. References to National refer to the merged entity except where indicated. In addition, at the time of the CCB Merger, the Company changed its name from "Monarch Bancorp" to "Western Bancorp."

    On October 10, 1997, the Company consummated the SCB Merger, as a result of which SC Bank became a wholly-owned subsidiary of the Company. National and SC Bank executed an Agreement and Plan of Merger, dated as of October 10, 1997, pursuant to which National will merge with and into SC Bank with SC Bank being the surviving corporation (the "Bank Merger"). The Bank Merger is expected to be consummated in the fourth quarter of 1997. Each of the CCB Merger and the SCB Merger were accounted for using the pooling-of-interests method of accounting. Accordingly, all accompanying financial information has been restated to combine the consolidated financial information of CCB and SCB with that of the Company. The consolidated financial information of CCB was combined with that of the Company in restated financial statements filed on Form 8-K on July 15, 1997. The following paragraphs discuss certain material events or activities that occurred in the first nine months of 1997, and the years ended December 31, 1996, 1995 and 1994.

  CAPITAL ACTIVITIES

    In August 1997 the Company instituted a quarterly dividend and declared a dividend of $0.15 per share payable on December 10, 1997 to shareholders of record on November 10, 1997.

    On October 10, 1997, the Company consummated the SCB Merger, pursuant to which, approximately 3,555,500 shares of Company Common Stock (prior to adjustment for fractional shares) were issued as consideration in the SCB Merger. (For further information on the SCB Merger, see Note 2 of Notes to Supplemental Consolidated Financial Statements.)

    On June 4, 1997, the Company consummated the CCB Merger, pursuant to which, 3,043,226 shares of Company Common Stock were issued as consideration in the CCB Merger. In addition, on June 3, 1997, in connection with the CCB Merger, the Company completed an 8.5 to 1 reverse stock split of the Company Common Stock (the "Reverse Stock Split"). (For further information on the CCB Merger, see
Note 2 of Notes to Supplemental Consolidated Financial Statements) All share amounts herein have been restated to give effect to the Reverse Stock Split. On September 30, 1996, the Company acquired all of the issued and outstanding shares of Western. The Company funded the purchase price with the issuance of 3,076,045 shares of Company Common Stock in a private placement from which the Company raised approximately $ 42.2 million, net of approximately $1 million in issuance costs, and from the proceeds of a three year loan of $26.5 million from The Northern Trust Company of Chicago. A $15.5 million dividend was declared by Western concurrently with the completion of the acquisition and paid to the Company, which was used to reduce the $26.5 million note to $11 million.

    In the third quarter of 1995, the Company issued and sold 339,635 shares of Company Common Stock pursuant to a rights and public offering. The net proceeds from such offering were $3.5 million which increased the Company's capital. On March 31, 1995, the Company completed a private placement offering of 534,958 shares of Company Common Stock from which it raised approximately $6.1 million. Proceeds from the offering were used (i) to pay approximately $470 thousand in offering expenses; (ii) to increase the Company's investment in Monarch by $3.6 million; and (iii) $54 thousand to retire Company debt. Approximately $2.1 million in cash from such proceeds was retained by the Company for future operating needs or investments. The capital increase for Monarch was sufficient to comply fully with the terms of certain regulatory orders to increase its leverage capital ratio to 7.0 percent or more.

    In November 1995, CCB sold 474,000 shares of CCB Common Stock, no par value, through a private placement at $6.75 per share for the purpose of contributing most of the proceeds into National as additional capital. Of the total proceeds of $3.2 million, CCB invested $2.9 million in National as paid in capital in December 1995. The increased capital allowed CCB and National to meet certain regulatory commitments to increase capital, provided an additional source of funds that could be used to fund earning assets, and to allow for possible future growth opportunities.

    During the second quarter of 1994, SCB completed a rights offering which resulted in the issuance of 4,000,000 shares of SCB Common Stock at $4.00 per share (1,822,400 shares of Company Common Stock and approximately $8.78 per share after adjustment for the SCB Merger). Net proceeds of $14.2 million were realized on this offering after issuance costs of approximately $1.8 million.

    For further information on these acquisitions, see Note 2 of Notes to Supplemental Consolidated Financial Statements.

  LIQUIDITY

    During 1996, the Banks consistently maintained cash liquidity (cash and cash equivalents and securities available for sale divided by total deposits) of approximately 26% or greater, which was a product of low demand for loans and very high underwriting standards established during the latter part of a major recession. The Banks were also hesitant to commit liquid funds to mid- to long-term investments during a period when the yield curve was reasonably flat, and in anticipation of increased funding needs as the loan portfolio grows. See "--Liquidity and Interest Rate Risk."

  RECENT ACCOUNTING PRONOUNCEMENTS

    See Note 1 of the Notes to Supplemental Consolidated Financial Statements for information on current accounting pronouncements and their impact on the Company's consolidated financial statements.

INVESTMENT PORTFOLIO

    The fair value of securities available for sale at the dates indicated are summarized in the table below:

                                                                                          DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
U.S. Government securities...................................................  $  168,353  $   45,452  $   64,744
U.S. Agency securities or insured obligations................................      92,393      65,783      76,151
Mortgage-backed securities...................................................      48,290      54,353       6,725
Other debt securities........................................................       1,860         416       2,903
                                                                               ----------  ----------  ----------
    Total debt securities....................................................     310,896     166,004     150,523
Mutual funds.................................................................       9,078       9,240       5,191
Other equity securities......................................................         283         250      --
                                                                               ----------  ----------  ----------
    Total....................................................................  $  320,257  $  175,494  $  155,714
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The fair value of securities available for sale increased approximately $144.8 million to $320.3 million at December 31, 1996. This increase is due largely to the acquisition of Western which added $134.4 million to securities available for sale; the Western securities available for sale at December 31, 1996 totaled $141 million.

    The investment in mutual funds represents shares held in the Monarch Fund, a mutual fund comprised wholly of US Government obligations; the Monarch Fund is not an entity related to Monarch Bank.

    In 1995, SCB adopted FAS 115 and reclassified its entire held-to-maturity portfolio to available-for-sale. At that time, SCB held approximately $60 million in mortgage-backed securities which represented the majority of the increase in mortgage-backed securities available for sale from 1994 to 1995.

    The following table shows the maturities of debt securities available for sale at December 31, 1996 (Dollars in thousands):

                                                                                       1 YEAR                  5 YEARS
                                          TOTAL             1 YEAR OR LESS          THRU 5 YEARS            THRU 10 YEARS
                                  ---------------------  ---------------------  ---------------------  -----------------------
                                   AMOUNT      YIELD      AMOUNT      YIELD      AMOUNT      YIELD       AMOUNT       YIELD
                                  ---------  ----------  ---------  ----------  ---------  ----------  -----------  ----------
US Government securities........  $ 168,353       5.77%  $  74,111       5.62%  $  93,639       5.89%   $  --           --
US Agency or insured
 obligations....................     92,393       5.61%     37,792       5.19%     53,358       5.87%         573        7.03%
Mortgage-backed Securities......     48,290       5.62%      8,253       5.41%     33,599       5.46%       1,450        6.95%
Other securities................      1,860       5.40%        411       4.88%      1,395       5.74%      --           --
                                  ---------              ---------              ---------              -----------
    Total.......................  $ 310,896       5.69%  $ 120,567       5.47%  $ 181,991       5.80%   $   2,023        6.97%
                                  ---------              ---------              ---------              -----------
                                  ---------              ---------              ---------              -----------
    Amortized cost..............  $ 312,602              $ 120,585              $ 183,699               $   2,021
                                  ---------              ---------              ---------              -----------
                                  ---------              ---------              ---------              -----------


                                       OVER 10 YEARS
                                  -----------------------
                                    AMOUNT       YIELD
                                  -----------  ----------
US Government securities........   $     603        5.41%
US Agency or insured
 obligations....................         670        6.80%
Mortgage-backed Securities......       4,988        6.63%
Other securities................          54        0.55%
                                  -----------
    Total.......................   $   6,315        6.48%
                                  -----------
                                  -----------
    Amortized cost..............   $   6,297
                                  -----------
                                  -----------

    The carrying amounts of the securities held to maturity at the dates indicated are summarized in the table below:

                                                                                               DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1996       1995       1994
                                                                                      ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
U.S. Government securities..........................................................  $   1,147  $     485  $   2,908
U.S. Agency securities..............................................................      4,202      4,500      1,508
Mortgage-backed securities..........................................................      1,921      1,676     59,964
                                                                                      ---------  ---------  ---------
                                                                                      $   7,270  $   6,661  $  64,380
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    The following table shows the maturities of debt securities held to maturity at December 31, 1996 (Dollars in thousands):

                                                                                                                 5 YEARS
                                                                                              1 YEAR             THRU 10
                                             TOTAL               1 YEAR OR LESS            THRU 5 YEARS           YEARS
                                    -----------------------  -----------------------  -----------------------  -----------
                                      AMOUNT       YIELD       AMOUNT       YIELD       AMOUNT       YIELD       AMOUNT
                                    -----------  ----------  -----------  ----------  -----------  ----------  -----------
US Government Securities..........   $   1,147        5.78%   $     250        6.98%   $     607        5.54%   $     290
US Agency Securities..............       4,202        6.31%         212        6.31%       3,990        6.31%      --
Mortgage-backed Securities........       1,921        7.02%      --           --             931        6.30%      --
                                    -----------                   -----               -----------                   -----
    Total.........................   $   7,270        6.42%   $     462        6.67%   $   5,528        6.23%   $     290
                                    -----------                   -----               -----------                   -----
                                    -----------                   -----               -----------                   -----
    Fair Value....................   $   7,245                $     462                $   5,519                $     298
                                    -----------                   -----               -----------                   -----
                                    -----------                   -----               -----------                   -----


                                                     OVER 10 YEARS
                                                -----------------------
                                      YIELD       AMOUNT       YIELD
                                    ----------  -----------  ----------
US Government Securities..........       5.26%   $  --           --
US Agency Securities..............      --          --           --
Mortgage-backed Securities........      --             990        7.69%
                                                     -----
    Total.........................       5.26%   $     990        7.69%
                                                     -----
                                                     -----
    Fair Value....................               $     966
                                                     -----
                                                     -----

    At December 31, 1996, the Company did not have investments in securities issued by any one non-federal issuer which exceeded ten percent of shareholders' equity.

    As part of its investment portfolios, the Banks may hold derivative securities. Three Collateralized Mortgage Obligations ("CMOs") were in the held to maturity portfolio of Monarch as of December 31, 1996. These Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") securities had a carrying value of $1.921 million and a current market value of $1.883 million as of December 31, 1996. The weighted average yield of these investments was 7.02 percent and the weighted average life was 1.69 years as of December 31, 1996. All three CMOs have been tested no less than annually using the Federal Financial Institutions Examination Council ("FFIEC") "High Risk Security Test," and each of the securities have passed the tests. This stress test is used by bank regulators to assess relative CMOs investment risks. A security that passes is not considered to be "high-risk;" a security that fails the test may be subject to additional regulatory scrutiny and under the most severe case, the bank could be asked to sell the security.

    The Banks do not have securities trading accounts and do not intend to trade securities. SC Bank has entered into two interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate loan portfolio and does not use them for trading purposes. For further information, see Notes 4 and 14 of Notes to Supplemental Consolidated Financial Statements. As part of the SCB Merger, the Company intends to liquidate these interest rate swap agreements.

LOAN AND LEASE PORTFOLIO

    The following table sets forth the amount of loans and leases outstanding at the end of the following periods, according to the type of loan. The Company's lending activities are predominantly in Southern California and the Company has no agricultural or foreign loans.

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Real estate construction.............................  $   59,952  $   31,403  $   33,854  $   45,615  $   77,735
Real estate mortgage.................................     313,620     188,842     170,731     184,965     194,715
Commercial...........................................     342,737     248,259     174,058     174,143     207,370
Leases...............................................       3,027       3,463       4,159       4,532       6,537
Installment and other................................     100,456      72,837      58,115      53,430      64,115
                                                       ----------  ----------  ----------  ----------  ----------
    Gross loans and leases...........................     819,792     544,804     440,917     462,685     550,472
                                                       ----------  ----------  ----------  ----------  ----------
Less:
  Unearned lease income..............................        (364)       (399)       (544)       (562)       (947)
  Deferred loan fees.................................      (2,070)     (1,363)     (1,132)     (1,148)     (1,728)
  Allowance for loan and lease losses................     (15,757)    (13,130)    (12,115)    (19,077)    (13,687)
                                                       ----------  ----------  ----------  ----------  ----------
      Net loans and leases...........................  $  801,601  $  529,912  $  427,126  $  441,898  $  534,110
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

    Gross loans increased $275.0 million to $819.8 million at December 31, 1996 from $544.8 million at December 31, 1995 and the allowance for loan and lease losses increased $2.7 million from $13.1 million at December 31, 1995 to $15.8 million at December 31, 1996. The increases are attributable primarily to the acquisition of Western which added $216 million to gross loans and $5.0 million to the allowance.

    With certain exceptions, a bank is permitted under California law to make loans to a single borrower in aggregate amounts up to 25 percent of the sum of shareholders' equity (excluding goodwill and the effect of adjustments for unrealized gain or loss on securities available for sale recorded through equity), allowance for loan and lease losses, capital reserves, if any, and debentures, if any, for "secured loans" (as defined for regulatory purposes), and up to 15 percent of such sum for the aggregate of "unsecured loans" (as defined for regulatory purposes). As of December 31, 1996 these consolidated lending limits for the Company's Banks were approximately $28.2 million for secured loans, and approximately $16.9 million for unsecured loans. The Company sells participations in loans between its subsidiaries and to outside parties where necessary to stay within lending limits or to otherwise limit the Company's exposure in particular credits. Where deemed appropriate to better utilize available funds, the Company may purchase participations in loans.

MATURITIES OF LOANS AND LEASES

    As is customary in the banking industry, loans that meet sound underwriting criteria can be renewed by mutual agreement between the Company and the borrower. Because the Company is unable to estimate the extent to which its borrowers will renew their loans, the table below is based on contractual maturities at December 31, 1996:

                                                                                ONE YEAR
                                                                    ONE YEAR   THROUGH 5      OVER
                                                                    OR LESS      YEARS      5 YEARS      TOTAL
                                                                   ----------  ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
Real estate construction.........................................  $   52,961  $    2,240  $    4,751  $   59,952
Real estate mortgage.............................................      74,111     161,991      77,518     313,620
Commercial.......................................................     176,514     112,546      53,677     342,737
Installment, leases, and other...................................      32,064      40,565      30,854     103,483
                                                                   ----------  ----------  ----------  ----------
  Total..........................................................  $  335,650  $  317,342  $  166,800  $  819,792
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Loan maturing after one year with:
  Fixed interest rates...........................................              $  126,593  $   60,692
  Variable interest rates........................................                 190,749     106,108
                                                                               ----------  ----------
    Total........................................................              $  317,342  $  166,800
                                                                               ----------  ----------
                                                                               ----------  ----------

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS AND LEASES

    The following table shows the Company's nonaccrual, past due and restructured loans and leases.

                                                                           YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1996       1995       1994       1993     1992 (1)
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
NONACCRUAL LOANS AND LEASES:
  Real estate construction.................................  $   1,031  $   4,545  $   7,021  $   6,505     N/A
  Real estate mortgage.....................................     11,471     10,983      1,479     10,308     N/A
  Commercial...............................................      2,454      1,572      7,862     10,838     N/A
  Leases...................................................     --             27     --             26     N/A
  Installment and other....................................      1,201        176        452        319     N/A
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................  $  16,157  $  17,303  $  16,814  $  27,996  $  18,200
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Total nonaccrual loans and leases as a percentage of gross
 loans and leases..........................................       1.97%      3.18%      3.81%      6.05%      3.31%
Allowance for loan and lease losses to nonaccrual loans and
 leases....................................................      97.52%     75.88%     72.05%     68.14%     75.20%
Loans past due 90 days or more on accrual status:
  Real estate mortgage.....................................  $  --      $  --      $     199  $     124     N/A
  Commercial...............................................        193     --          1,014        375     N/A
  Installment and other....................................     --         --         --              6     N/A
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................  $     193  $  --      $   1,213  $     505  $     132
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
RESTRUCTURED LOANS:
  On accrual status........................................  $   1,887  $   4,528  $   3,262  $  --         N/A
  On nonaccrual status (2).................................      5,170        168      8,024      1,399     N/A
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................  $   7,057  $   4,696  $  11,286  $   1,399  $  --
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

------------------------

(1) Detailed information is not available.

(2) Included in nonaccrual loans above.

    Nonaccrual loans decreased $1.1 million to $16.2 million at December 31, 1996 from $17.3 million at December 31, 1995. The decrease represents an improvement of $11.8 million in National's nonaccrual loans and leases partially offset by three real estate secured mortgage loans in the Western portfolio, totaling $7.6 million, being placed on nonaccrual status. Nonaccrual loans and leases at SC Bank increased by approximately $1.5 million during the same period of time. Total nonaccrual loans and leases as a percentage of gross loans and leases decreased from 3.18 percent at December 31, 1995 to 1.97 percent at December 31, 1996.

    There are no commitments to lend additional funds to borrowers listed as nonaccrual or past due 90 days or more.

    The Company's policy concerning non-performing loans is to cease accruing interest, and to charge off all accrued and unpaid interest on loans which are past due as to principal and/or interest for at least 90 days, or at such earlier time as management determines timely collection of the interest to be in doubt. However, in certain circumstances loans which are 90 days or more past due may continue accruing interest or interest may not be charged off when the related loans are well secured or in the process of being collected. When the Company receives cash on nonaccrual loans or leases, the Company's policy is to record such receipts first as a reduction to the principal and then as interest income.

    The Company has not been active in areas that involve hazardous waste, and based on portfolio reviews by the Company and during credit reviews during regulatory examinations, no loans have been identified that would appear to be of concern because of hazardous material.

POTENTIAL PROBLEM LOANS

    Except as noted above, management is not aware of any borrowers who are experiencing severe financial difficulties, or who, in the normal course of business, represent any identified loss potential. The Banks monitor all loans and complete a monthly internal watch list report, which is inclusive of both loans past due and borrowers that have been identified for closer monitoring.

LOAN CONCENTRATIONS

    The Company's lending activities are predominantly in Southern California. Otherwise, the Company considers the loan portfolios to be diverse, and there are no specific concentrations to any one borrower or group of borrowers that are engaged in similar activities which would cause them to be similarly impacted by economic or other considerations.

SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR LOAN AND LEASE LOSSES

    The following table summarizes loan balances, loans charged off, the provision for loan and lease losses charged to expense, the allowance, and loan recoveries.

                                                                       AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1996       1995       1994       1993       1992
                                                                ---------  ---------  ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Allowance for loan and lease losses:
Balance at the beginning of the year..........................  $  13,130  $  12,115  $  19,077  $  13,687  $  12,397
                                                                ---------  ---------  ---------  ---------  ---------
  Loans and leases charged off:
    Real estate mortgage......................................      1,632      5,335      5,318      4,503      4,014
    Real estate construction..................................      1,017        739      3,695      1,394        636
    Commercial................................................      1,481      2,567      3,321      7,066      8,318
    Leases....................................................         27         11         48        120        126
    Installment and other.....................................        518        925        511        969        747
                                                                ---------  ---------  ---------  ---------  ---------
        Total loans and leases charged off....................      4,675      9,577     12,893     14,052     13,841
                                                                ---------  ---------  ---------  ---------  ---------
  Recoveries on loans and leases charged off:
    Real estate mortgage......................................        138        542        488         10     --
    Real estate construction..................................          9     --            228          2     --
    Commercial................................................        873        625      1,541      1,281      1,004
    Leases....................................................     --             34         52         12          3
    Installment and other.....................................        103        210        112        218        210
                                                                ---------  ---------  ---------  ---------  ---------
      Total recoveries on loans and leases charged off........      1,123      1,411      2,421      1,523      1,217
                                                                ---------  ---------  ---------  ---------  ---------
      Net loans and leases charged off........................      3,552      8,166     10,472     12,529     12,624
                                                                ---------  ---------  ---------  ---------  ---------
  Provision charged to operating expense......................      1,018      8,564      3,510     17,919     13,914
  Addition to allowance due to:
    Acquisition of Western....................................      5,041     --         --         --         --
    Loan portfolio purchases..................................        120        617     --         --         --
                                                                ---------  ---------  ---------  ---------  ---------
Balance at the end of the year................................  $  15,757  $  13,130  $  12,115  $  19,077  $  13,687
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Loans:
  Average loans and leases outstanding during year............  $ 601,115  $ 485,983  $ 431,429  $ 501,166  $ 598,227
  Gross loans and leases at end of year.......................  $ 819,792  $ 544,804  $ 440,917  $ 462,685  $ 550,472
Ratios:
  Net loans and leases charged off to average loans and
    leases....................................................       0.59%      1.68%      2.43%      2.50%      2.11%
  Allowance as a percent of end of year loans and leases......       1.92%      2.41%      2.75%      4.12%      2.49%

    The allowance for loan and lease losses increased from $13.1 million at December 31, 1995, to $15.8 million at December 31, 1996. Net loans and leases charged-off decreased $4.6 million from $8.2 million for 1995 to $3.6 million for 1996, and the provision charged to operating expense decreased $7.6 million from $8.6 million for 1995 to $1.0 million for 1996, respectively.

    The Bank's local markets were severely affected by the recession in 1993 through 1995, and in several instances borrowers who had never reported financial difficulties as well as borrowers whose loans were past due declared bankruptcy. During 1996 the economy started a slow recovery which was evidenced by the decrease in net charge-offs for 1996.

    The allowance as a percentage of end of year loans and leases has declined since 1994 along with a decline in the percentage of net loans and leases charged off to average loans and leases. While the allowance as a percentage of end of year loans and leases has declined from 2.41 percent to 1.92 percent from December 31, 1995 to 1996, respectively, the allowance as a percentage of nonaccrual loans has increased from 75.9 percent to 97.5 percent from December 31, 1995 to December 31, 1996, respectively.

    The following table reflects management's allocation of the allowance for loan and lease losses by loan category and the ratio of loans and leases in each category to total loans and leases at December 31 for each of the last five years:

                                                                         ALLOWANCE AS OF DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1996       1995       1994       1993       1992
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Real estate construction...................................  $     726  $     864  $   2,576  $   3,297  $   1,900
Real estate mortgage.......................................      6,891      4,439      3,978      5,193      3,239
Commercial.................................................      4,118      4,246      3,192      5,311      7,453
Leases.....................................................         47         47         88         85        125
Installment and other......................................      1,109      1,243        978        714        884
Not allocated..............................................      2,866      2,291      1,303      4,477         86
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................  $  15,757  $  13,130  $  12,115  $  19,077  $  13,687
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------


                                                                          PERCENT OF LOANS AND LEASES
                                                                   TO TOTAL LOANS AND LEASES AT DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1996       1995       1994       1993       1992
                                                             ---------  ---------  ---------  ---------  ---------
Real estate construction...................................          8%         6%         8%        10%        14%
Real estate mortgage.......................................         38         35         39         40         35
Commercial.................................................         42         45         39         38         38
Leases.....................................................          0          1          1          1          1
Installment and other......................................         12         13         13         11         12
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................        100%       100%       100%       100%       100%
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    The allowance allocated to the loan and lease categories shown above is based on previous loan and lease loss experience, the level of nonaccrual loans, management's review of classified loans and evaluation of the current loan portfolio, and anticipated economic conditions. While the allowance is allocated to specific loans and to portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety.

    At December 31, 1996, the Company had identified impaired loans with a recorded investment of approximately $21.0 million. An allowance of $2.2 million, representing the difference between the value of collateral supporting the loans and their outstanding balance is included in the allowance for loan losses.

    For further information on loans and leases, see Note 5 of Notes to Supplemental Consolidated Financial Statements.

DEPOSITS

    In 1995, banks in Southern California, as a group, generally needed to progressively increase deposit rates which had been held low in 1994 due to the lack of competition for deposits at a time when banks were still operating with low or lower than normal loan demand. Starting in mid-1995 and continuing into 1996, banks in Southern California, as a group, have generally become much more aggressive in pricing time deposits, but have yet to make a major jump in interest-bearing transactional accounts. These pricing decisions appear to be consistent with recent patterns whereby transactional and savings accounts do not mirror the repricing patterns on the asset side.

    The Company provides a range of deposit types to meet the needs of the local communities. Time deposits, which are normally sensitive to competitive rate changes, are generally used to expand or contract the overall liability position needed to meet the various management ratios established for liquidity, capital, loans to deposits, and other funding measurements. As a policy, the Company does not accept or solicit brokered deposits.

The following table shows the average amount of interest bearing and non-interest bearing deposits and rates as of December 31, 1996, 1995 and 1994:

                                                       1996 AVERAGE             1995 AVERAGE             1994 AVERAGE
                                                  -----------------------  -----------------------  -----------------------
                                                   BALANCE       RATE       BALANCE       RATE       BALANCE       RATE
                                                  ----------  -----------  ----------  -----------  ----------  -----------
                                                                           (DOLLARS IN THOUSANDS)
Non-interest bearing deposits...................  $  300,665       0.00%   $  239,886       0.00%   $  232,624       0.00%
Interest bearing demand deposits................     167,018       2.71       106,921       1.86       111,450       1.73
Savings deposits................................     179,805       2.65       181,626       2.57       206,047       2.34
Time deposits...................................     231,361       5.23       219,462       5.70       157,854       3.92
                                                  ----------               ----------               ----------
      Total(1)..................................  $  878,849       2.43%   $  747,895       2.56%   $  707,975       1.83%
                                                  ----------        ---    ----------        ---    ----------        ---
                                                  ----------        ---    ----------        ---    ----------        ---

------------------------

(1) Includes non-interest bearing deposits for both amounts and rates. Rates represent weighted averages.

    The following table shows the maturity schedule of time certificates of deposit of $100,000 or more as of December 31, 1996 (dollars in thousands):

3 months or less..................................................  $  87,575
Over 3 months through 6 months....................................     22,204
Over 6 months through 12 months...................................     19,041
Over 1 year.......................................................      6,494
                                                                    ---------
  Total...........................................................  $ 135,314
                                                                    ---------
                                                                    ---------

    Deposits increased $402.9 million from $774.1 million at December 31, 1995 to $1,177.0 million at December 31, 1996. This growth was primarily attributable to the acquisition of Western, which added $353.1 million in deposits, and the increase in economic activity in Orange County as well as the opening of the Laguna Beach and Fountain Valley branches.

BORROWINGS

    On September 30, 1996, the Company borrowed $26.5 million from The Northern Trust Company of Chicago under a three year revolving loan agreement. Concurrently, the Company reduced the loan by $15.5 million as a result of a dividend in the same amount from Western. The balance and interest rate at December 31, 1996 was $11 million and 6.75 percent, respectively. The highest amount outstanding during 1996 was $26.5 million; the average balance outstanding during the year was $2.75 million and the average rate paid was 6.95 percent for the year. The revolving loan agreement expires on September 30, 1999, and there were no amounts borrowed against this loan agreement in 1995 or 1994.

    CCB entered into a note with a shareholder in March 1996 bearing an interest rate of 3 percent over the prime rate with interest only payable monthly for the first year; thereafter, quarterly principal payments of $125,000 plus interest were payable monthly. The note matures on April 1, 1999. On March 17, 1997, the Company paid down $2.0 million on this note with the remaining unpaid principal balance of $350,000 subject to the original terms of the note. On April 1, 1997, the Company paid down the remaining $350,000 principal balance of the note.

    For further information, see Note 8 of the Notes to Supplemental Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE RISK

    On a stand-alone basis, the Company's sources of liquidity include dividends from the Banks and outside borrowings. The amount of dividends that the Banks can pay to the Company is restricted by regulatory guidelines.

    Major sources of liquidity for the Company and the Banks include deposits, maturities and sales of securities, and loan repayments. Deposits are a volatile source of funds because of changing conditions in the interest rate markets and competition. The ability to sell securities without significant loss is subject to changing market conditions. Loan repayments are dependent on the financial wherewithal of the Company's borrowers.

    Management believes that current levels and sources of liquidity are sufficient to meet the Company's and the Banks' commitments. For further information on commitments, see Notes 11 and 14 of Notes to Supplemental Consolidated Financial Statements.

    In a rising interest rate environment, when rate sensitive assets ("RSA") exceed rate sensitive liabilities ("RSL"), assets reprice to higher interest rates faster than liabilities reprice, resulting in a net interest margin that tends to rise. When RSL exceed RSA, net interest margin will tend to fall in the same interest rate environment. The opposite effect on the net interest margin occurs in a decreasing interest rate environment. As a rule, the Company works to keep the cumulative difference between RSA and RSL as balanced as possible over a one year cycle. The following table for the Company breaks down RSA and RSL at December 31, 1996 based on the earliest possible repricing dates for variable rate instruments, or for fixed rate assets and liabilities, on scheduled maturities. The table uses data from Federal Deposit Insurance Corporation ("FDIC") call reports and is similar to the reporting assumptions used during bank examinations. In the past few years, various models and rate sensitive studies have focused on the interest rate risk characteristics of interest-bearing transactional accounts. Based on historical reviews and documentation, it appears that these accounts do not have the same degree of short-term interest rate sensitivity associated with loans that are tied to any immediate change in prime rate or to short-term investments such as Federal Funds Sold. The following table makes certain assumptions as to the interest rate sensitivity of savings accounts that have had limited rate fluctuation during the past three years, as to money market accounts which are based on a tiered rate structure depending on the account deposit level, and as to NOW accounts that have had very little price fluctuation in the past three years:

                                                        90 DAYS
                                                        OR LESS    90-365 DAYS  1-5 YEARS  5+ YEARS      TOTAL
                                                      -----------  -----------  ---------  ---------  -----------
                                                                        (DOLLARS IN THOUSANDS)
Federal Funds Sold..................................  $    22,517   $  --       $  --      $  --      $    22,517
Securities..........................................       57,359      79,216     183,071      7,881      327,527
FRB and FHLB stocks.................................        3,234      --          --          2,057        5,291
Loans...............................................      444,071      97,290     189,051     89,380      819,792
Interest rate swaps.................................       25,000      --          50,000     --           75,000
                                                      -----------  -----------  ---------  ---------  -----------
      Total RSA.....................................      552,181     176,506     422,122     99,318    1,250,127

Savings.............................................       46,179      16,884      37,557      4,771      105,391
Interest-bearing demand deposits....................       57,407      88,525     123,001      7,956      276,889
NOW accounts........................................       15,438      31,441      51,271      4,576      102,726
TCD's of $100K or more..............................       90,795      38,380       6,027        112      135,314
TCD's less than $100K...............................       61,360      56,385      16,029         66      133,840
Borrowings..........................................       20,290      --          --         --           20,290
Interest rate swaps.................................       75,000      --          --         --           75,000
                                                      -----------  -----------  ---------  ---------  -----------
      Total RSL.....................................      366,469     231,615     233,885     17,481      849,450
                                                      -----------  -----------  ---------  ---------  -----------
Net RSA-RSL.........................................  $   185,712   $ (55,109)  $ 188,237  $  81,837  $   400,677
                                                      -----------  -----------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  -----------
Cumulative RSA-RSL..................................                $ 130,603   $ 318,840  $ 400,677
                                                                   -----------  ---------  ---------
                                                                   -----------  ---------  ---------
Cumulative as a percentage of total assets..........        13.9%        9.8%       23.8%      29.9%        29.9%
                                                      -----------  -----------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  -----------

RESULTS OF OPERATIONS

  NET INCOME

    Net income for 1996 was approximately $9.0 million or $1.08 per share, compared to a net loss of approximately $1.8 million or $0.27 per share in 1995 and net income of approximately $1.7 million or $0.33 per share in 1994. The increase in net income from 1995 to 1996 was primarily the result of the acquisition of Western on September 30, 1996, and a $17.1 million increase in net interest income after provision for loan and lease losses offset by a $3.0 million increase in non-interest expense. The decline in net income from 1994 to 1995 was largely the result of an increased provision for loan and lease losses and a loss on sale of securities classified as available for sale.

  NET INTEREST INCOME

    The Company's consolidated earnings depend primarily upon the difference between the income the Banks receive from their loan portfolios and investment securities, and their cost of funds, including principally interest paid on savings and time deposits. Interest rates charged on the Banks' loans are influenced principally by the demand for such loans, the supply of money for lending purposes, and competitive factors. These factors are, in turn, affected by general economic conditions and other factors beyond the Banks' control, such as federal economic and tax policies, the general supply of money in the economy, governmental budgetary actions, and the actions of the Federal Reserve Board.

    The following table provides information on net interest income for the past three fiscal years, setting forth average balances of interest-earning assets and interest-bearing liabilities, the income earned and expense recorded thereon and the resulting average yield-cost ratios:

                                                   INTEREST RATES AND INTEREST RATE DIFFERENTIALS
                                                          FOR THE YEARS ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------------------
                                             1996                                     1995                       1994
                            ---------------------------------------  ---------------------------------------  -----------
                              AVERAGE                    AVERAGE       AVERAGE                    AVERAGE       AVERAGE
                              BALANCE      INCOME/       YIELD/        BALANCE      INCOME/       YIELD/        BALANCE
                                (1)        EXPENSE        COST           (1)        EXPENSE        COST           (1)
                            -----------  -----------  -------------  -----------  -----------  -------------  -----------
                                                                             (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-bearing
    deposits with banks...   $      53    $       3         5.66%     $   1,016    $      43         4.23%     $   2,712
  Securities held to
    maturity..............       8,011          516         6.44%        62,092        3,564         5.74%        69,964
  Securities available for
    sale..................     218,504       12,346         5.65%       142,898        7,162         5.01%       163,868
  Federal funds sold......      54,852        2,998         5.47%        48,995        2,846         5.81%        23,552
  Loans and leases
    (net)(2)..............     601,115       58,374         9.71%       485,983       49,014        10.09%       431,429
                            -----------  -----------                 -----------  -----------                 -----------
    Interest earning
      assets..............     882,535       74,237         8.41%       740,984       62,629         8.45%       691,525
                                         -----------       -----                  -----------       -----
NON INTEREST-EARNING
  ASSETS:
  Cash and due from
    banks.................      69,198                                   57,584                                   57,823
  Premises and equipment
    (net).................      11,916                                   11,879                                   11,522
  Other real estate
    owned.................       5,580                                    9,818                                   11,601
  Goodwill................       7,419                                   --                                       --
  Other assets............      17,442                                   11,878                                   14,471
                            -----------                              -----------                              -----------
    Total assets..........   $ 994,090                                $ 832,143                                $ 786,942
                            -----------                              -----------                              -----------
                            -----------                              -----------                              -----------
INTEREST-BEARING
  LIABILITIES:
  Interest-bearing demand
    deposits..............   $ 167,018    $   4,525         2.71%     $ 106,921    $   1,984         1.86%     $ 111,450
  Savings deposits........     179,805        4,759         2.65%       181,626        4,672         2.57%       206,047
  Time deposits...........     231,361       12,098         5.23%       219,462       12,511         5.70%       157,854
  Federal funds
    purchased.............         462           26         5.63%           303           18         5.94%           620
  Notes payable...........       5,207          469         9.01%         2,483          268        10.79%         3,540
  Other borrowings........       9,298          611         6.57%         7,755          999        12.88%         5,070
                            -----------  -----------                 -----------  -----------                 -----------
    Interest bearing
      liabilities.........   $ 593,151       22,488         3.79%       518,550       20,452         3.94%       484,581
                                         -----------       -----                  -----------       -----
NON INTEREST-BEARING
  LIABILITIES AND EQUITY:
  Non-interest bearing
    demand................     300,665                                  239,886                                  232,624
  Non-interest bearing
    liabilities...........       8,363                                    4,548                                    5,165
  Shareholders' equity....      91,911                                   69,159                                   64,572
                            -----------                              -----------                              -----------
    Total liabilities &
      shareholders'
      equity..............   $ 994,090                                $ 832,143                                $ 786,942
                            -----------                              -----------                              -----------
                            -----------                              -----------                              -----------
  Net interest income.....                $  51,749                                $  42,177
                                         -----------                              -----------
                                         -----------                              -----------
  Net interest margin on
    interest-earning
    assets(3).............                                  5.86%                                    5.69%
                                                           -----                                    -----
                                                           -----                                    -----
  Net interest spread.....                                  4.62%                                    4.51%
                                                           -----                                    -----
                                                           -----                                    -----


                                            AVERAGE
                              INCOME/       YIELD/
                              EXPENSE        COST
                            -----------  -------------

INTEREST-EARNING ASSETS:
  Interest-bearing
    deposits with banks...   $     111         4.09%
  Securities held to
    maturity..............       3,662         5.23%
  Securities available for
    sale..................       8,171         4.99%
  Federal funds sold......         939         3.99%
  Loans and leases
    (net)(2)..............      40,196         9.32%
                            -----------
    Interest earning
      assets..............      53,079         7.68%
                            -----------       -----
NON INTEREST-EARNING
  ASSETS:
  Cash and due from
    banks.................
  Premises and equipment
    (net).................
  Other real estate
    owned.................
  Goodwill................
  Other assets............

    Total assets..........

INTEREST-BEARING
  LIABILITIES:
  Interest-bearing demand
    deposits..............   $   1,931         1.73%
  Savings deposits........       4,820         2.34%
  Time deposits...........       6,186         3.92%
  Federal funds
    purchased.............          28         4.52%
  Notes payable...........         302         8.53%
  Other borrowings........         295         5.82%
                            -----------
    Interest bearing
      liabilities.........      13,562         2.80%
                            -----------       -----
NON INTEREST-BEARING
  LIABILITIES AND EQUITY:
  Non-interest bearing
    demand................
  Non-interest bearing
    liabilities...........
  Shareholders' equity....

    Total liabilities &
      shareholders'
      equity..............

  Net interest income.....   $  39,517
                            -----------
                            -----------
  Net interest margin on
    interest-earning
    assets(3).............                     5.71%
                                              -----
                                              -----
  Net interest spread.....                     4.88%
                                              -----
                                              -----

------------------------------
(1) Average balances are primarily computed on daily balances during the period. When such balances are not available, averages are computed on a monthly basis. Average balances include the effect of discounts and premiums on loans, investment securities, deposits and borrowings acquired in acquisitions, as well as deferred loan fees.
(2) Nonaccrual loans are included in the average balances for the periods; however, interest on such loans has been excluded in computing the average yields for the periods.
(3) The net interest margin on interest-earning assets for a period is net interest income divided by average interest-earning assets.

    The following table sets forth changes in interest income and interest expense, and the amount of change attributable to variances in volume, rates and the combination of volume and rates. The Company has no tax-exempt assets.

                                                          INTEREST RATES AND INTEREST RATE DIFFERENTIALS
                                                                      (DOLLARS IN THOUSANDS)
                                      --------------------------------------------------------------------------------------
                                                   YEAR ENDED DECEMBER 31,                      YEAR ENDED DECEMBER 31,
                                                    1996 COMPARED TO 1995                        1995 COMPARED TO 1994
                                      --------------------------------------------------   ---------------------------------
                                                               CHANGE DUE TO                               CHANGE DUE TO
                                        TOTAL      -------------------------------------     TOTAL      --------------------
                                       INCREASE                                VOLUME &     INCREASE
                                      (DECREASE)     VOLUME         RATE         RATE      (DECREASE)     VOLUME       RATE
                                      ----------   -----------   ----------   ----------   ----------   -----------   ------
INTEREST INCOME:
Interest and fees on loans..........    $9,360       $11,612      $(1,820)      $(432)       $8,818       $5,083      $3,316
Interest-bearing deposits with
 banks..............................       (40)          (41)          15         (14)          (68)         (69)          4
Securities held to maturity.........    (3,048)       (3,104)         435        (379)          (98)        (412)        354
Securities available for sale.......     5,184         3,789          912         483        (1,009)      (1,046)         42
Federal funds sold..................       152           340         (168)        (20)        1,907        1,014         429
                                      ----------   -----------   ----------   ----------   ----------   -----------   ------
      Total interest income.........    11,608        12,596         (626)       (362)        9,550        4,570       4,145
                                      ----------   -----------   ----------   ----------   ----------   -----------   ------
INTEREST EXPENSE:
Interest-bearing demand deposits....     2,541         1,115          913         513            53          (78)        137
Savings deposits....................        87           (47)         135          (1)         (148)        (571)        480
Time deposits.......................      (413)          678       (1,035)        (56)        6,325        2,414       2,813
Federal funds purchased.............         8            10           (1)         (1)          (10)         (14)          9
Notes payable.......................       201           294          (44)        (49)          (34)         (90)         80
Other borrowings....................      (388)          199         (490)        (97)          704          157         358
                                      ----------   -----------   ----------   ----------   ----------   -----------   ------
    Total interest expense..........     2,036         2,249         (522)        309         6,890        1,817       3,877
                                      ----------   -----------   ----------   ----------   ----------   -----------   ------
      Net interest income...........    $9,572       $10,347      $  (104)      $(671)       $2,660       $2,753      $  268
                                      ----------   -----------   ----------   ----------   ----------   -----------   ------
                                      ----------   -----------   ----------   ----------   ----------   -----------   ------


                                      VOLUME
                                      & RATE
                                      -------
INTEREST INCOME:
Interest and fees on loans..........  $   419
Interest-bearing deposits with
 banks..............................       (3)
Securities held to maturity.........      (40)
Securities available for sale.......       (5)
Federal funds sold..................      464
                                      -------
      Total interest income.........      835
                                      -------
INTEREST EXPENSE:
Interest-bearing demand deposits....       (6)
Savings deposits....................      (57)
Time deposits.......................    1,098
Federal funds purchased.............       (5)
Notes payable.......................      (24)
Other borrowings....................      190
                                      -------
    Total interest expense..........    1,196
                                      -------
      Net interest income...........  $  (361)
                                      -------
                                      -------

  INTEREST INCOME

    Interest income increased $11.6 million for the year ended December 31, 1996 compared to 1995 and $9.6 million for the year ended December 31, 1995 compared to 1994. The increase for 1996 compared to 1995 is due to an increase in average earning assets resulting largely from the acquisition of Western while the increase in interest income in 1995 compared to 1994 was due to a combination of a rise in the average yield on all categories of interest-earning assets and an increased loan volume.

  INTEREST EXPENSE

    Interest expense increased $2.0 million for the year ended December 31, 1996 compared to 1995 and $6.9 million for the year ended December 31, 1995 compared to 1994. The increase for 1996 compared to 1995 is attributable to an increase in average interest-bearing deposits, arising mainly from the Western acquisition, which was offset slightly by a decrease in the average cost of deposits. The cost of funds decreased as deposits shifted away from time deposits and into interest-bearing demand and saving deposits. The increase in interest expense for 1995 compared to 1994 was due to both an increase in the average cost of interest-bearing liabilities and an increase in interest-bearing liabilities prompted by increasing market rates.

  PROVISION FOR LOAN AND LEASE LOSSES

    The provision for loan and lease losses charged to operations reflects management's judgment of the adequacy of the allowance for loan and lease losses and is determined through periodic analysis of the loan and lease portfolio. This analysis includes a detailed review of the classification and categorization of problem and potential problem loans and loans to be charged off; an assessment of the overall quality and collectibility of the portfolio; and consideration of the loan loss experience, trends in problem loans and concentrations of credit risk, as well as current and expected future economic conditions (particularly in Southern California).

    Provisions for loan and lease losses totaled $1.0 million, $8.6 million and $3.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. The reduction in the provision in 1996 was due primarily to a decline in nonperforming loans and leases and lower overall charge-offs as well as management's assessment that the inherent risk in the loan and lease portfolio has decreased. The percentage of the allowance for loan and lease losses to outstanding loans and leases at December 31, 1996 and 1995 was 1.92% and 2.41%, respectively. While the allowance as a percent of end of year loans and leases declined as of December 31, 1996 compared with 1995 and 1994, the ratio of the allowance to nonaccrual loans and leases increased during these same time periods.

    Based on the foregoing discussion and all of the factors analyzed by management in determining the adequacy of the allowance, management believes that the Banks' allowance for loan and lease losses is adequate at December 31, 1996. For additional information on the loan portfolio, the allowance for loan and lease losses and nonaccrual, past due and restructured loans, see "Loan Portfolio" within this section and Note 5 of Notes to Supplemental Consolidated Financial Statements.

  NON-INTEREST INCOME

    Non-interest income totaled $9.9 million for 1996 compared with $7.8 million and $8.4 million for 1995 and 1994, respectively. The $2.1 million increase in non-interest income between 1996 and 1995 is due mainly to the gain on sale of loans and securities and the acquisition of Western. The acquisition of Western contributed $605 thousand to non-interest income of which $267 thousand related to gains on sales of securities which did not meet the asset/liability management strategy of the Company. Further, service charges on deposits was affected favorably due to the increase in deposits, and escrow fees increased as the Company concentrated marketing efforts in this area, increased the staff in the escrow division and experienced the benefit of greater activity in the local real estate market. The decrease in non-interest income from 1994 to 1995 was due primarily to a $692 thousand loss on sale of securities in 1995.

  NON-INTEREST EXPENSE

    Non-interest expense totaled $48.0 million for 1996 compared with $45.0 million and $41.1 million for 1995 and 1994, respectively. The increase in non-interest expense of $3.0 million from 1995 to 1996 is largely a result of the acquisition of Western. Western added $3.8 million of expenses to the Company for the fourth quarter including $499 thousand for goodwill amortization. Non-interest expense for the year ended December 31, 1996 also included $1.1 million of non-recurring items consisting of an employment contract buyout, merger costs, consulting and KSOP termination.

    Salary and benefits increased in 1996 due to the acquisition of Western and staff additions related to the increased business activity including the escrow division, the business development group and opening two new branches in Fountain Valley and Laguna Beach. Additional litigation reserves of $950 thousand were charged to expense to provide for potential losses regarding on-going litigation matters. These increases were partially offset by a decline in the FDIC regulatory assessment rate, net gains in OREO operations of $134 thousand in 1996 compared to $3.1 million in OREO related expenses in fiscal 1995 and a $756 thousand lower of cost or market adjustment on loans available for sale in 1995 which did not reoccur in 1996.

    The increase in non-interest expense from 1994 to 1995 was due primarily to a rise in salary costs, occupancy costs, professional services, the lower of cost or market adjustment on loans available for sale mentioned above and an increase of $610 thousand in goodwill amortization. These increases were partially offset by a $733 thousand decrease in regulatory assessments.

  PROVISION FOR INCOME TAXES

    The provision for income taxes represents an effective tax rate of 28.9% in 1996, compared to an effective tax benefit rate of 49.2% in 1995. The difference from the expected rate of 34% in 1995 is the result of state income taxes and the reduction of the deferred tax asset valuation allowance. The difference from the expected rate of 35% in 1996 relates to state taxes and the non-deductibility of goodwill for tax purposes which is offset primarily by a reduction in the deferred tax asset valuation allowance. In 1994, income tax expense was increased by $581 thousand in recognition of management's concern, at that time, about realization of the net deferred tax asset. At December 31, 1996, the Company had a deferred tax asset of approximately $8.7 million. Management has determined that the deferred tax asset is more likely than not to be realized based on current and expected taxable income. For further information on income taxes, see Note 10 of Notes to Supplemental Consolidated Financial Statements.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of Western Bancorp:

    We have audited the accompanying Supplemental Consolidated Balance Sheet of Western Bancorp and subsidiaries (formerly Monarch Bancorp) as of December 31, 1996, and the related Supplemental Consolidated Statements of Operations, changes in shareholders' equity, and cash flows for the year then ended. These Supplemental Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Supplemental Consolidated Financial Statements based on our audit.

    We did not audit the 1996 consolidated financial statements of California Commercial Bankshares, acquired by the Company on June 4, 1997 in a pooling-of-interests, which statements reflect total assets constituting 26.3% and net interest income and net income constituting 38.6% and 42.2%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for California Commercial Bankshares, is based solely on the report of the other auditors.

    We did not audit the 1996 consolidated financial statements of SC Bancorp, acquired by the Company on October 10, 1997 in a pooling-of-interests, which statements reflect total assets constituting 35.6% and net interest income and net income constituting 44.9% and 49.6%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for SC Bancorp, is based solely on the report of the other auditors.

    The consolidated balance sheet of Western Bancorp as of December 31, 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, prior to their restatement for the 1997 pooling-of-interests transactions described in Notes 1 and 2 of the Notes to the Supplemental Consolidated Financial Statements, were audited by other auditors whose report dated February 29, 1996, expressed an unqualified opinion on those statements. The separate consolidated financial statements of California Commercial Bankshares also included in the 1995 and 1994 Supplemental Consolidated Financial Statements were audited by other auditors whose report dated January 24, 1997, and March 17, 1997, as to Notes 7 and 13, expressed an unqualified opinion on those statements. The separate consolidated financial statements of SC Bancorp also included in the 1995 and 1994 Supplemental Consolidated Financial Statements were audited by other auditors whose report dated January 24, 1997, expressed an unqualified opinion on those statements.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The Supplemental Consolidated Financial Statements give retroactive effect to the acquisition of SC Bancorp on October 10, 1997, which has been accounted for as a pooling-of-interests as described in Notes 1 and 2 of the Notes to the Supplemental Consolidated Financial Statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These Supplemental Consolidated Financial Statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Western Bancorp after financial statements covering the date of consummation of the business combination with SC Bancorp are issued.

    In our opinion, based on our audit and the reports of the other auditors, the Supplemental Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Western Bancorp and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles after financial statements are issued covering the date of consummation of the business combination with SC Bancorp.

    We also audited the combination of the accompanying Supplemental Consolidated Balance Sheet as of December 31, 1995, and the combination of the related Supplemental Consolidated Statements of Operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, after restatement for the 1997 pooling-of-interests transactions; in our opinion, such Supplemental Consolidated Financial Statements have been properly combined on the basis described in Notes 1 and 2 of the Notes to the accompanying Supplemental Consolidated Financial Statements.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
October 10, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of
SC Bancorp:

    We have audited the accompanying consolidated balance sheets of SC Bancorp and its subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SC Bancorp and its subsidiary at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Los Angeles, California

January 24, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of California Commercial Bankshares:

    We have audited the consolidated balance sheets of California Commercial Bankshares and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (such consolidated financial statements are not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of California Commercial Bankshares and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 (such consolidated financial statements are not included herein) in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

January 24, 1997

(March 17, 1997 as to Notes 7 and 13)
Los Angeles, California

TO THE SHAREHOLDERS AND DIRECTORS OF
MONARCH BANCORP

                          INDEPENDENT AUDITORS' REPORT

    We have audited the consolidated balance sheet of Monarch Bancorp and Subsidiaries as of December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements, which are not presented separately herein, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monarch Bancorp and Subsidiaries as of December 31, 1995 and December 31, 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          DAYTON & ASSOCIATES

February 29, 1996
Laguna Hills, California

                                WESTERN BANCORP

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
  Cash and due from banks (Note 3)...................................................   $   96,202    $   62,384
  Federal funds sold.................................................................       22,517        47,938
                                                                                       ------------  ------------
    Total cash and cash equivalents..................................................      118,719       110,322
  Interest-bearing deposits in other banks...........................................       --               198
  Federal Reserve Bank and Federal Home Loan Bank stock, at cost.....................        5,291         2,823
  Securities held to maturity (fair value of $7,245 and $6,693) (Note 4).............        7,270         6,661
  Securities available for sale (amortized cost of $321,767 and $176,436) (Note 4)...      320,257       175,494
                                                                                       ------------  ------------
    Total securities.................................................................      332,818       184,978
  Loans and leases held for investment, net (Notes 5 and 8)..........................      800,367       520,292
  Loans and leases available for sale, net...........................................        1,234         9,620
  Premises and equipment (Note 6)....................................................       14,955        11,428
  Other real estate owned............................................................        7,082         4,388
  Deferred tax asset, net (Note 10)..................................................        8,735         6,179
  Taxes receivable...................................................................        3,769        --
  Goodwill (Note 2)..................................................................       32,968         4,131
  Accrued interest receivable........................................................        9,664         7,308
  Other assets.......................................................................        8,602         7,541
                                                                                       ------------  ------------
      Total assets...................................................................   $1,338,913    $  866,385
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits (Note 7):
    Noninterest bearing..............................................................   $  422,854    $  280,969
    Interest bearing demand..........................................................      379,615       168,714
    Savings..........................................................................      105,391        99,360
    Time certificates of deposit of $100,000 or more.................................      135,314        84,368
    Time certificates of deposit less than $100,000..................................      133,840       140,646
                                                                                       ------------  ------------
      Total deposits.................................................................    1,177,014       774,057
  Borrowings (Note 8)................................................................       20,290         7,366
  Taxes payable......................................................................       --             1,284
  Accrued interest payable...........................................................        2,258         1,921
  Other liabilities..................................................................       10,304         4,129
                                                                                       ------------  ------------
    Total liabilities................................................................    1,209,866       788,757
                                                                                       ------------  ------------
  Shareholders' equity (Notes 8, 9, 13, 16, 18 and 19):
    Preferred stock no par value, 5 million shares authorized, none issued...........       --            --
    Common stock no par value 100,000,000 shares authorized 10,438,677 and 7,294,069
      issued and outstanding in 1996 and 1995........................................      111,326        68,705
    Retained earnings................................................................       18,583         9,594
    Unrealized loss on investment securities available for sale, net of taxes........         (862)         (539)
    Deferred charge related to KSOP..................................................       --              (132)
                                                                                       ------------  ------------
      Total shareholders' equity.....................................................      129,047        77,628
                                                                                       ------------  ------------
      Total liabilities and shareholders' equity.....................................   $1,338,913    $  866,385
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                                WESTERN BANCORP

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               FOR THE YEARS ENDED DECEMBER
                                                                                            31,
                                                                              -------------------------------
                                                                                1996       1995       1994
                                                                              ---------  ---------  ---------
Interest income
  Interest and fees on loans................................................  $  58,374  $  49,014  $  40,196
  Interest on interest bearing deposits in other banks......................          3         43        111
  Interest on investment securities.........................................     12,862     10,726     11,833
  Interest on Federal funds sold............................................      2,998      2,846        939
                                                                              ---------  ---------  ---------
    Total interest income...................................................     74,237     62,629     53,079
                                                                              ---------  ---------  ---------
Interest expense
  Deposits..................................................................     21,382     19,167     12,937
  Notes payable.............................................................        469        268        302
  Other interest-bearing liabilities........................................        637      1,017        323
                                                                              ---------  ---------  ---------
    Total interest expense..................................................     22,488     20,452     13,562
                                                                              ---------  ---------  ---------
Net interest income.........................................................     51,749     42,177     39,517
Provision for loan and lease losses (Note 5)................................      1,018      8,564      3,510
                                                                              ---------  ---------  ---------
Net interest income after provision for loan and lease losses...............     50,731     33,613     36,007
                                                                              ---------  ---------  ---------
Non-interest income
  Service charges, commissions and fees.....................................      6,747      6,297      6,217
  Loan servicing and late fees..............................................      1,080        541        764
  Gain (loss) on sale of securities available for sale......................        281       (692)       (24)
  Gain on sale of loans.....................................................        665        145        215
  Other.....................................................................      1,102      1,535      1,275
                                                                              ---------  ---------  ---------
    Total non-interest income...............................................      9,875      7,826      8,447
                                                                              ---------  ---------  ---------
Non-interest expense
  Salaries and benefits.....................................................     23,016     19,575     17,760
  Occupancy.................................................................      7,649      7,878      7,368
  Advertising and business development......................................        971        889        624
  Other real estate owned...................................................       (134)     3,080      3,145
  Professional services.....................................................      5,209      2,987      2,430
  Telephone, stationery and supplies........................................      2,375      2,187      1,949
  Software..................................................................        340        395        214
  Lower of cost or market adjustment on loans available for sale............     --            756     --
  Goodwill amortization (Note 2)............................................      1,004        821        211
  Data processing for company...............................................      1,064        427        365
  Customer services cost....................................................        832        322        329
  Regulatory assessments....................................................        762      1,434      2,167
  Other.....................................................................      4,873      4,210      4,499
                                                                              ---------  ---------  ---------
    Total non-interest expense..............................................     47,961     44,961     41,061
                                                                              ---------  ---------  ---------
Income (loss) before income taxes...........................................     12,645     (3,522)     3,393
Income taxes (benefit) (Note 10)............................................      3,656     (1,733)     1,680
                                                                              ---------  ---------  ---------
    Net income (loss).......................................................  $   8,989  $  (1,789) $   1,713
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------
Per share information.......................................................
  Weighted-average number of common and common equivalent shares
    outstanding.............................................................    8,320.3    6,563.4    5,123.0
  Net income (loss) per share...............................................  $    1.08  $   (0.27) $    0.33

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                                WESTERN BANCORP

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                                                   UNREALIZED
                                                                                   GAIN (LOSS)    DEFERRED
                                                  COMMON STOCK        RETAINED    ON SECURITIES    CHARGE         TOTAL
                                              ---------------------   EARNINGS    AVAILABLE FOR  RELATED TO   SHAREHOLDERS'
                                               SHARES      AMOUNT     (DEFICIT)     SALE, NET       KSOP         EQUITY
                                              ---------  ----------  -----------  -------------  -----------  -------------
Balance at December 31, 1993, as previously
  reported..................................         93  $    7,368   $  (4,286)    $      53     $    (211)   $     2,924
  Adjustment for the CCB pooling-of-
    interests...............................      2,423      11,257       8,930        --            --             20,187
  Adjustment for the SCB pooling-of-
    interests...............................      1,580      23,436       5,026        --            --             28,462
                                              ---------  ----------  -----------       ------         -----   -------------
Balance at December 31, 1993, as restated...      4,096      42,061       9,670            53          (211)        51,573
  Repayment on KSOP debt....................     --          --          --            --                38             38
  Unrealized depreciation on investment
    securities available for sale, net......     --          --          --            (5,257)       --             (5,257)
  Issuance of common stock..................      1,823      14,207      --            --            --             14,207
  Net loss..................................     --          --           1,713        --            --              1,713
                                              ---------  ----------  -----------       ------         -----   -------------

Balance at December 31, 1994................      5,919      56,268      11,383        (5,204)         (173)        62,274
  Repayment on KSOP debt....................     --          --          --            --                41             41
  Unrealized appreciation on investment
    securities available for sale, net......     --          --          --             4,665        --              4,665
  Stock options exercised...................         25          12      --            --            --                 12

  Tax benefit of stock options exercised....     --              78      --            --                --             78
  Issuance of common stock..................      1,350      12,347      --            --            --             12,347
  Net loss..................................     --          --          (1,789)       --            --             (1,789)
                                              ---------  ----------  -----------       ------         -----   -------------

Balance at December 31, 1995................      7,294      68,705       9,594          (539)         (132)        77,628
  Repayment on KSOP debt....................     --          --          --            --               132            132
  Unrealized depreciation on investment
    securities available for sale, net......     --          --          --              (323)       --               (323)
  Stock options exercised...................         62         281      --            --            --                281
  Tax benefit of stock options exercised....     --              51      --            --            --                 51
  Issuance of common stock..................      3,083      42,293      --            --            --             42,293
  Repurchase of shares......................     --              (4)     --            --            --                 (4)
  Net income................................     --          --           8,989        --            --              8,989
                                              ---------  ----------  -----------       ------         -----   -------------

Balance at December 31, 1996................     10,439  $  111,326   $  18,583     $    (862)    $  --        $   129,047
                                              ---------  ----------  -----------       ------         -----   -------------
                                              ---------  ----------  -----------       ------         -----   -------------

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                                WESTERN BANCORP

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                     1996       1995       1994
                                                                                  ----------  ---------  ---------
                                                                                           (IN THOUSANDS)
Cash flow from operating activities:
  Net income (loss).............................................................  $    8,989  $  (1,789) $   1,713
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Provision for loan and lease losses.........................................       1,018      8,564      3,510
    Deferred income taxes.......................................................         992     (3,385)     2,904
    Provision for losses on other real estate owned.............................         767        335      1,626
    Depreciation and amortization...............................................       2,519      2,693      2,662
    Amortization of discounts and premiums on investment securities, net........       1,094      2,962      2,445
    Goodwill amortization.......................................................       1,004        821        211
    Loans originated for sale...................................................      --         (9,620)    --
    Lower of cost or market adjustment on loans available for sale..............      --            756     --
    Proceeds from sale of loans originated for sale.............................       3,466     --         --
    (Gain) loss on sale of other real estate owned..............................      (1,260)     1,545         (1)
    Gain on sale of loans originated for sale...................................        (665)      (145)      (215)
    (Gain) loss on sale of securities available for sale........................        (281)       692         24
    Net increase (decrease) in other liabilities................................       1,197        357       (487)
    Net (increase) decrease in other assets.....................................        (195)       557       (821)
                                                                                  ----------  ---------  ---------
      Net cash provided by operating activities.................................      18,645      4,343     13,571
                                                                                  ----------  ---------  ---------
Cash flows from investing activities:
  Net decrease in interest-bearing deposits at other banks......................         198      1,184      2,173
  Securities held to maturity:
    Proceeds from maturities....................................................       5,267     10,924      4,140
    Purchases...................................................................      (4,880)    (5,704)    (5,201)
  Securities available for sale:
    Proceeds from maturities....................................................      81,559     24,583     32,948
    Proceeds from sales.........................................................      33,315     48,020     54,462
    Purchases...................................................................    (127,100)   (37,541)   (68,278)
  Purchases of FRB and FHLB stocks..............................................      (2,468)    (2,823)    --
  Net increase in loans and leases..............................................     (82,615)  (112,008)    (2,715)
  Recoveries of loans and investment in leases..................................       1,123      1,411      2,421
  Additions to other real estate owned..........................................        (284)    --           (297)
  Proceeds from sales of other real estate owned................................       8,524     11,989     11,642
  Additions to premises and equipment, net of proceeds from sales...............      (1,173)    (2,296)    (1,908)
  Increase in assets and liabilities due to the acquisition of Western Bank:
    Securities available for sale...............................................    (134,394)    --         --
    Securities held to maturity.................................................        (988)    --         --
    Loans and leases............................................................    (198,418)    --         --
    Deferred taxes..............................................................      (3,663)    --         --
    Other assets................................................................     (11,729)    --         --
    Premises and equipment......................................................      (5,099)    --         --
    Deposits....................................................................     353,111     --         --
    Other liabilities...........................................................       3,932     --         --
    Goodwill....................................................................     (29,841)    --         --
                                                                                  ----------  ---------  ---------
      Net cash provided by (used in) investing activities.......................    (115,623)   (62,261)    29,387
                                                                                  ----------  ---------  ---------

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                                WESTERN BANCORP

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
                                                                                          (IN THOUSANDS)
Cash flow from financing activities:
  Net increase (decrease) in deposits.........................................  $   49,846  $   98,086  $  (55,858)
  Increase (decrease) in notes payable........................................      10,867         (53)     --
  Increase (decrease) in other interest-bearing liabilities...................       2,041      (7,316)      5,088
  Purchase of treasury shares.................................................          (4)     --          --
  Proceeds from issuance of common stock and exercise of options, net of
    issuance costs............................................................      42,625      12,437      14,207
                                                                                ----------  ----------  ----------
    Net cash provided by (used in) financing activities.......................     105,375     103,154     (36,563)
                                                                                ----------  ----------  ----------
Net increase in cash and cash equivalents.....................................       8,397      45,236       6,395
Cash and cash equivalents at the beginning of the year........................     110,322      65,086      58,691
                                                                                ----------  ----------  ----------
Cash and cash equivalents at the end of the year..............................  $  118,719  $  110,322  $   65,086
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental disclosure of cash flow information
  Property acquired through foreclosure.......................................  $    4,758  $    9,117  $   12,909
  Loans to facilitate the sale of other real estate owned.....................  $    2,936  $    3,386  $    2,020
  Transfer of securities held-to-maturity to available-for-sale...............      --      $   51,991  $   81,137
  Cash paid for
    Interest..................................................................  $   22,151  $   19,235  $   13,688
    Taxes.....................................................................  $    4,789  $    1,492  $      754

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                                WESTERN BANCORP

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

WESTERN BANCORP-SC BANCORP MERGER

    On October 10, 1997, SC Bancorp ("SCB") merged (the "SCB Merger") with and into Western Bancorp (the "Company"). Southern California Bank ("SC Bank") was a wholly-owned subsidiary of SCB prior to the SCB Merger. On June 4, 1997, California Commercial Bankshares ("CCB") merged with and into the Company (the "CCB Merger"), and in connection therewith, National Bank of Southern California ("National"), a wholly-owned subsidiary of CCB prior to the CCB Merger, merged with Monarch Bank ("Monarch") a wholly-owned subsidiary of the Company prior to the CCB Merger. The SCB Merger and the CCB Merger each were accounted for as a pooling-of-interests, and, accordingly, the financial information for all periods presented has been restated to present the combined consolidated financial condition and results of operations of the Company, CCB and SCB as if the CCB Merger and the SCB Merger had been in effect for all periods presented. Further details pertaining to the CCB Merger and the SCB Merger are presented in
Note 2.

BASIS OF PRESENTATION

    The accounting and reporting policies of the Company and its wholly-owned subsidiaries, National, SC Bank, Western Bank ("Western"), (collectively "the Banks") and Venture Partners, are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. Western was acquired by the Company on September 30, 1996. The acquisition was accounted for as a purchase. Accordingly, results of operations include Western only from the date of acquisition. The CCB Merger and the SCB Merger were accounted for using the pooling-of-interests method of accounting. Accordingly, the financial information for all periods presented has been restated to present the combined consolidated financial condition and results of operations of the Company, SCB and CCB as if the mergers had been in effect for all periods presented. All significant inter-company balances and transactions have been eliminated.

NATURE OF OPERATION

    The Company conducts business through its bank subsidiaries. National is a full service bank with seven banking offices. SC Bank is a full service bank with fourteen banking offices, and Western is a full service bank with five banking offices. The Company has applied to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") to merge National into SC Bank. The Banks are subject to the laws of the State of California and the regulations of the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. The Company is a regulated bank holding company under the Bank Holding Company Act of 1956, as amended, and is also subject to regulation and supervision by the Federal Reserve Board. The areas served by the Banks are San Diego, Orange and Los Angeles counties.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan and lease losses, the carrying value of other real estate owned, and the carrying value of the deferred tax asset.

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include the balance sheet captions "Cash and due from banks" and "Federal funds sold."

SECURITIES

    Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and carried at amortized cost. Securities that are purchased and held principally for the purpose of selling them in the near term are classified as "trading" and carried at fair value, with unrealized gains and losses included in earnings. Securities not classified as either "held to maturity" or "trading" are classified as "available for sale" and carried at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. When a debt security is transferred into the "held to maturity" category from the "available for sale" category, the unrealized gain or loss at the transfer date continues to be reported as a separate component of shareholders' equity and is amortized over the remaining life of the related security as a yield adjustment. If a decline in the fair market value of a security below the amortized cost basis is judged by management to be other than temporary, the cost basis of the security is written down to fair value and the amount of the writedown is included in earnings. The Company's investments in Federal Reserve Bank and Federal Home Loan Bank Stock are carried at cost as these equity securities are not readily marketable.

    Premiums and discounts on securities are recognized in the statements of income using a method that approximates the level-yield method over the lives of the securities. Gains and losses on securities are recognized when realized with the cost basis of securities sold determined on a specific identification basis.

INTEREST ON LOANS

    Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest income is ordinarily discontinued when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. When the loan is determined to be uncollectible, the unpaid principal is charged to the allowance for loan losses.

LOAN ORIGINATION FEES AND COSTS

    Loan origination fees and certain direct loan origination costs are capitalized at origination and the net amount deferred is taken into interest income over the contractual lives of the loans using the interest method.

ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses is maintained at a level believed by management to be adequate to meet reasonably foreseeable loan and lease losses on the basis of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, specific problem loans and trends in loan delinquencies and charge-offs. Losses on loans and leases are provided for under the allowance method of accounting. The allowance is increased by provisions charged to income and reduced by loan charge-offs, net of recoveries.

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
Loans, including impaired loans, are charged off in whole or in part when, in management's opinion, collectibility is not probable.

    While management uses available information to establish the allowance for loan and lease losses, future additions to the allowance may be necessary if economic developments differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on judgments different from those of management.

    Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

LOANS HELD FOR SALE

    Loans held for sale are recorded at the lower of cost or estimated fair market value, determined on an aggregate basis, and include loan origination costs and related fees. Any transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated fair market value on the transfer date. Gains or losses resulting from sales of loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold.

OTHER REAL ESTATE OWNED

    Other real estate owned ("OREO") is comprised of real estate acquired through foreclosure. These assets are recorded at the lower of the carrying value of the receivable or the fair value less selling costs of the related real estate. The excess carrying value, if any, over the fair market value of the asset received is charged to the allowance for loan losses at the time of acquisition. Any subsequent decline in the fair

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
market value of the OREO is recognized as a charge to operations and in a corresponding increase to the valuation allowance. Gains from sales and net operating expense of the OREO are included in operations; realized losses are charged to the valuation allowance.

PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation and amortization which are charged to expense on a straight-line basis over the estimated useful lives of the assets or the terms of the leases if shorter.

GOODWILL

    Goodwill is amortized to expense using the straight-line method over its estimated useful life, not to exceed fifteen years. On an ongoing basis, management reviews the valuation and amortization of goodwill. During this review, management estimates the value of the Company's goodwill, taking into consideration any events and circumstances that might have diminished its value.

INTEREST RATE SWAP AGREEMENTS

    SC Bank entered into two interest rate swap agreements in the management of its interest rate exposure. Revenue or expense associated with these agreements, which are intended to convert the interest-rate characteristics of interest-bearing assets, are accounted for on a settlement accounting basis and are recognized as an adjustment to interest income, based on the interest rates currently in effect for such contracts. SC Bank uses hedge accounting treatment which requires identification of the asset or liability to be hedged and linking the swap to the specified asset or liability. The notional amount of interest rate swaps are not reflected in the Supplemental Consolidated Financial Statements, but are disclosed in Note 14.

INCOME TAXES

    The Company and its subsidiaries file a consolidated Federal income tax return.

    The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER SHARE

    Net income (loss) per share of common stock is based on the weighted-average number of common and common equivalent shares outstanding during the year.

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
EFFECT OF NEW ACCOUNTING STANDARDS

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and earnings per share as if this statement had been adopted. The Company elected to continue accounting for stock options under the intrinsic value method and has provided the pro forma disclosure.

    In June 1996, the FASB issued the Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS 125 will have a material impact on the Company's financial condition and results of operations.

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and Statement of Financial Accounting Standards No. 129, "Disclosure of Financial Information About Capital Structure" ("SFAS 129"). SFAS 128 simplifies the standards found in Accounting Principles Board Opinion No. 15 ("APB 15") for computing earnings per share ("EPS"), and makes them comparable to international standards.

    Under SFAS 128, the Company is required to present both basic and diluted EPS on the face of its statements of operations. Basic EPS, which replaces primary EPS required by APB 15 for entities with complex capital structures, excludes common stock equivalents and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period.

    SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997 and earlier application is not permitted. Upon adoption of SFAS 128, all prior-period EPS data will be restated. The Company will adopt SFAS 128 effective December 31, 1997. The Company is evaluating the impact of this pronouncement on its consolidated financial statements.

    SFAS 129 supersedes capital structure disclosure requirements found in previous accounting pronouncements and consolidates them into one statement for ease of retrieval and greater visibility for non-public entities. These disclosures are required for financial statements for periods ending after December 15, 1997. As SFAS 129 makes no changes to previous accounting pronouncements as those pronouncements applied to the Bank, adoption of SFAS 129 will have no impact on the Bank's results of operations and financial condition.

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the inclusion of comprehensive income, either in a separate statement for comprehensive income, or as part of a combined statement of income and comprehensive income in a full-set of general-purpose financial statements.

    Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS 130 requires that comprehensive income is to be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. SFAS 130 also requires that an enterprise display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

    SFAS 130 is effective for the Company on January 1, 1998. SFAS 130 requires the presentation of information already contained in the Company's financial statements and therefore is not expected to have an impact on the Company's financial position or results of operation.

    In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim financial reports issued to shareholders.

    SFAS 131 requires that a public business enterprise report financial and descriptive information, including profit or loss, certain specific revenue and expense items, and segment assets, about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

    SFAS 131 is effective for the Company's financial statements for the year ended December 31, 1998. SFAS 131 is a disclosure requirement and therefore is not expected to have an effect on the Company's financial position or results of operations.

NOTE 2--ACQUISITIONS

  WESTERN BANK

    On September 30, 1996, the Company completed the acquisition of Western in which Western became a wholly-owned subsidiary of the Company. The Company paid $17.25 per share, or approximately $61.1 million, for the 3,543,156 outstanding shares of Common Stock of Western and an additional $5.5 million related to the outstanding stock options of Western. The net consideration for the acquisition of Western was thus approximately $66.6 million. The acquisition was accounted for under the purchase method of accounting which resulted in approximately $30 million of goodwill being recorded.

    The Company funded the purchase price with the issuance of 3,076,045 shares of common stock ("Company Common Stock") in a private placement pursuant to which the Company raised approximately $42.2 million, net of approximately $1 million in issuance costs and from the proceeds of a three year loan of $26.5 million from The Northern Trust Company of Chicago (the "Lender"). A $15.5 million dividend was declared by Western concurrently with the completion of the acquisition and paid to the Company; the proceeds of such dividend were used to reduce the $26.5 million note to $11 million.

                                WESTERN BANCORP

NOTE 2--ACQUISITIONS (CONTINUED)
    The following table presents unaudited pro forma results of operations of the Company for the years ended December 31, 1996 and 1995 as if the acquisition of Western had been effective at the beginning of each year presented. The unaudited pro forma combined summary of operations is intended for informational purposes only and is not necessarily indicative of the future operating results of the Company or of the operating results of the Company that would have occurred had the Western acquisition been in effect for the years presented.

               UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               1996          1995         1994
                                                                           ------------  ------------  ----------
Interest income..........................................................  $     95,587  $     89,487  $   74,570
Interest expense.........................................................        29,577        27,737      17,419
                                                                           ------------  ------------  ----------
    Net interest income..................................................        66,010        61,750      57,151
Provision for loan and lease losses......................................         1,821         9,274       4,562
                                                                           ------------  ------------  ----------
    Net interest income after provision for loan and lease losses........        64,189        52,476      52,589
Non interest income......................................................        10,999        11,331      11,424
Non interest expense.....................................................        60,576        62,336      56,579
                                                                           ------------  ------------  ----------
    Income before taxes..................................................        14,612         1,471       7,434
Income tax expense.......................................................         5,095         1,209       3,275
                                                                           ------------  ------------  ----------
    Net income...........................................................  $      9,517  $        262  $    4,159
                                                                           ------------  ------------  ----------
                                                                           ------------  ------------  ----------
    Net income per share.................................................  $       0.90  $       0.03  $     0.66
                                                                           ------------  ------------  ----------
                                                                           ------------  ------------  ----------
Weighted average shares outstanding......................................    10,602,680    10,010,861   6,277,603

  WESTERN BANCORP--CCB MERGER

    CCB merged with and into the Company in a transaction accounted for using the pooling-of-interests method of accounting. On June 4, 1997 in the CCB Merger, 3,043,226 shares of common stock of the Company were issued to holders of common stock of CCB based on a 1-for-1 exchange ratio (after a reverse stock split of 8.5-to-1.0) and all of the outstanding shares of common stock of CCB were canceled. The financial information for all prior periods presented has been restated to present the combined consolidated financial condition and results of operations of the Company and CCB as if the CCB Merger had been in effect for all periods presented. At the date of the CCB Merger, the Company charged to expense merger costs of $3.0 million (after tax), representing investment banking, filing and professional fees; employee compensation; and costs of computer conversions. Such costs are not included in the accompanying supplemental consolidated financial statements.

  WESTERN BANCORP-SCB MERGER

    SCB merged with and into the Company in a transaction accounted for using the pooling-of-interests method of accounting on October 10, 1997. In the SCB Merger approximately 3,555,500 shares of common stock of the Company (prior to adjustment for fractional shares) were issued based on a 0.4556-for-1 exchange ratio and all of the outstanding shares of common stock of SCB were cancelled. The financial information for all prior periods presented has been restated to present the combined consolidated

                                WESTERN BANCORP

NOTE 2--ACQUISITIONS (CONTINUED)
financial condition and results of operations of the Company and SCB as if the SCB Merger had been in effect for all periods presented. Management estimates charging to expense merger costs of $6.9 million (after tax), representing severance costs, termination of interest rate swaps, and costs of computer conversions. Such costs are not included in the accompanying consolidated financial statements.

    The following table presents certain financial data reported separately by each company and on a combined basis for the years ended December 31:

                                                                              1996       1995       1994
                                                                            ---------  ---------  ---------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                                       AMOUNTS)
Net interest income
  The Company (before mergers with CCB and SCB)...........................  $   8,545  $   3,343  $   2,991
  CCB.....................................................................     19,964     17,453     16,385
  SCB.....................................................................     23,240     21,381     20,141
  Combined................................................................     51,749     42,177     39,517

Net income (loss)
  The Company (before mergers with CCB and SCB)...........................  $     738  $     683  $  (1,851)
  CCB.....................................................................      3,796     (3,341)       859
  SCB.....................................................................      4,455        869      2,705
  Combined................................................................      8,989     (1,789)     1,713

Net income (loss) per share
  The Company (before mergers with CCB and SCB)...........................  $    0.42  $    1.14  $  (19.81)
  CCB.....................................................................       1.26      (1.30)      0.35
  SCB.....................................................................       0.60       0.12       0.49
  Combined................................................................       1.08      (0.27)      0.33

Issuances of common stock
  The Company (before mergers with CCB and SCB)...........................  $  42,213  $   9,132  $  --
  CCB.....................................................................        332      3,290     --
  SCB.....................................................................         80         15     14,207
  Combined................................................................     42,625     12,437     14,207

NOTE 3--RESTRICTIONS ON CASH AND DUE FROM BANKS

    The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The total average amount of those reserve balances for the year ended December 31, 1996 was approximately $18 million.

                                WESTERN BANCORP

NOTE 4--SECURITIES

    Investment securities at December 31 were as follows:

                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED   ESTIMATED
                                                                      COST         GAINS        LOSSES     FAIR VALUE
                                                                   ----------  -------------  -----------  ----------
                                                                                     (IN THOUSANDS)
1996
Securities held to maturity:
  US Government securities.......................................  $    1,147    $      13     $  --       $    1,160
  US Agency securities...........................................       4,202            2            (1)       4,203
  Mortgage-backed securities.....................................       1,921       --               (39)       1,882
                                                                   ----------        -----    -----------  ----------
                                                                   $    7,270    $      15     $     (40)  $    7,245
                                                                   ----------        -----    -----------  ----------
                                                                   ----------        -----    -----------  ----------
Securities available for sale:
  US Government securities.......................................  $  168,411    $      53     $    (111)  $  168,353
  US Agency securities or insured obligations....................      92,914           17          (538)      92,393
  Mortgage-backed securities.....................................      49,474           34        (1,218)      48,290
  State and political subdivisions...............................         413       --                (2)         411
  Other debt securities..........................................       1,390           68            (9)       1,449
                                                                   ----------        -----    -----------  ----------
    Total debt securities........................................     312,602          172        (1,878)     310,896
  Mutual funds...................................................       9,042           36        --            9,078
  Other equity securities........................................         123          160        --              283
                                                                   ----------        -----    -----------  ----------
    Total........................................................  $  321,767    $     368     $  (1,878)  $  320,257
                                                                   ----------        -----    -----------  ----------
                                                                   ----------        -----    -----------  ----------
1995
Securities held to maturity:
  US Government securities.......................................  $      485    $      16     $  --       $      501
  US Agency securities...........................................       4,500            5            (4)       4,501
  Mortgage-backed securities.....................................       1,676           25           (10)       1,691
                                                                   ----------        -----    -----------  ----------
                                                                   $    6,661    $      46     $     (14)  $    6,693
                                                                   ----------        -----    -----------  ----------
                                                                   ----------        -----    -----------  ----------
Securities available for sale:
  US Government securities.......................................  $   45,342    $     173     $     (63)  $   45,452
  US Agency securities or insured obligations....................      66,022          106          (345)      65,783
  Mortgage-backed securities.....................................      55,225           45          (917)      54,353
  State and political subdivisions...............................         423       --                (7)         416
  Other debt securities..........................................      --           --            --           --
                                                                   ----------        -----    -----------  ----------
    Total debt securities........................................     167,012          324        (1,332)     166,004
  Mutual funds...................................................       9,240       --            --            9,240
  Other equity securities........................................         184           80           (14)         250
                                                                   ----------        -----    -----------  ----------
    Total........................................................  $  176,436    $     404     $  (1,346)  $  175,494
                                                                   ----------        -----    -----------  ----------
                                                                   ----------        -----    -----------  ----------

    The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Mortgage-backed securities included in the held to maturity and available for sale portfolios which are not due at a single maturity date are allocated over several maturity groupings

                                WESTERN BANCORP

NOTE 4--SECURITIES (CONTINUED)
based on anticipated maturities of the underlying assets. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        AMORTIZED   ESTIMATED
                                                                           COST     FAIR VALUE
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
HELD TO MATURITY
Due in one year or less...............................................  $      462  $      462
Due after one year through five years.................................       5,528       5,519
Due after five years through ten years................................         290         298
Due after ten years...................................................         990         966
                                                                        ----------  ----------
                                                                        $    7,270  $    7,245
                                                                        ----------  ----------
                                                                        ----------  ----------
AVAILABLE FOR SALE
Due in one year or less...............................................  $  120,585  $  120,567
Due after one year through five years.................................     183,699     181,991
Due after five years through ten years................................       2,021       2,023
Due after ten years...................................................       6,297       6,315
                                                                        ----------  ----------
                                                                        $  312,602  $  310,896
                                                                        ----------  ----------
                                                                        ----------  ----------

    Gross gains and losses on sale of available for sale securities were $281,000 and $0, respectively, for 1996, and $0 and $692,000, respectively, for 1995. Gross gains and losses were $29,000 and $53,000, respectively, for 1994.

    Investment securities available for sale with a carrying amount of approximately $49.5 million and $25.6 million, were pledged as collateral to secure public deposits at December 31, 1996 and 1995, respectively.

    In December 1995, SCB reclassified its entire held-to-maturity investment portfolio to the available-for-sale category under a special one-time exemption authorized by the Financial Accounting Standards Board ("FASB") that allowed companies to reclassify their investment securities portfolio categories. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, held-to-maturity investment securities were transferred to available-for-sale at their fair market values. The net result of the transfer was an aggregate unrealized net loss of $910,000 at December 31, 1995.

    The Banks may hold derivative securities as part of their investment portfolios. Three collateralized mortgage obligations ("CMOs") were in the held to maturity portfolio at Monarch as of December 31, 1996. These Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") securities are carried at book value of approximately $1.92 million and had a current market value of approximately $1.88 million as of December 31, 1996. The weighted average yield of these investments was 7.02% and the weighted average life was 1.69 years as of December 31, 1996. All three CMOs have been tested no less than annually using the Federal Financial Institutions Examination Council ("FFIEC"), "High Risk Security Test," and each of the securities have passed the tests. This stress test is used by bank regulators to assess the relative risks of investments in CMOs. A security that passes this test is not considered to be "high-risk;" a security that fails the test may be subject to additional regulatory scrutiny, and under the most severe case, the bank could be asked to sell the security.

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES

  LOANS AND LEASES

    Most of the loans and leases made by the Banks are to customers located in San Diego, Orange and Los Angeles counties. Mortgage and construction loans are collateralized by real estate trust deeds. The Banks generally require security in the form of assets, including real estate, on commercial and installment loans. The ability of the Banks' customers to honor their loan agreements is dependent upon the general economy of the Banks' market areas. The distribution of the Company's held for investment loan and lease portfolio is as follows:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Real estate construction..............................................  $   59,952  $   31,403
Real estate mortgage..................................................     312,386     179,222
Commercial............................................................     342,737     248,259
Leases................................................................       3,027       3,463
Installment and other.................................................     100,456      72,837
                                                                        ----------  ----------
    Gross loans and leases............................................     818,558     535,184
Less:
  Unearned lease income...............................................        (364)       (399)
  Deferred loan fees..................................................      (2,070)     (1,363)
  Allowance for loan and lease losses.................................     (15,757)    (13,130)
                                                                        ----------  ----------
    Net loans and leases..............................................  $  800,367  $  520,292
                                                                        ----------  ----------
                                                                        ----------  ----------

  ALLOWANCE FOR LOAN AND LEASE LOSSES

    Changes in the allowance for loan and lease losses for the three years ended December 31, were as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Allowance for loan and lease losses:
Balance at the beginning of the period.......................  $  13,130  $  12,115  $  19,077
                                                               ---------  ---------  ---------
  Loans and leases charged off:
    Real estate mortgage and construction....................      2,649      6,074      9,013
    Commercial...............................................      1,481      2,567      3,321
    Installment and other....................................        518        925        511
    Leases...................................................         27         11         48
                                                               ---------  ---------  ---------
      Total loans and leases charged off.....................      4,675      9,577     12,893
                                                               ---------  ---------  ---------

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES (CONTINUED)

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
  Recoveries on loans and leases charged off:
    Real estate mortgage and construction....................  $     147  $     542  $     716
    Commercial...............................................        873        625      1,541
    Installment and other....................................        103        210        112
    Leases...................................................     --             34         52
                                                               ---------  ---------  ---------
      Total recoveries on loans and leases charged off.......      1,123      1,411      2,421
                                                               ---------  ---------  ---------
      Net loans and leases charged off.......................      3,552      8,166     10,472
  Provision charged to operating expense.....................      1,018      8,564      3,510
  Other additions due to:
    Acquisition of Western...................................      5,041     --         --
    Loan portfolio purchases.................................        120        617     --
                                                               ---------  ---------  ---------
Balance at the end of the period.............................  $  15,757  $  13,130  $  12,115
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

  CREDIT QUALITY

    A summary of loans on which the accrual of interest has been discontinued as of December 31 follows:

                                                                       AT DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Nonaccrual loans:
  Real estate construction...................................  $   1,031  $   4,545  $   7,021
  Real estate mortgage.......................................     11,471     10,983      1,479
  Commercial.................................................      2,454      1,572      7,862
  Leases.....................................................     --             27     --
  Installment and other......................................      1,201        176        452
                                                               ---------  ---------  ---------
    Total....................................................  $  16,157  $  17,303  $  16,814
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    If interest on nonaccrual loans had been recognized at the original interest rates, interest income would have increased approximately $859,000, $849,000 and and $1,087,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES (CONTINUED)
    At December 31, 1996 and 1995, impaired loans and the related specific loan loss allowances were as follows:

                                                                         1996
                                                        ---------------------------------------
                                                         RECORDED    ALLOWANCE FOR      NET
                                                        INVESTMENT    LOAN LOSSES   INVESTMENT
                                                        -----------  -------------  -----------
                                                                    (IN THOUSANDS)
With specific allowances..............................   $   9,938     $   2,172     $   7,766
Without specific allowances...........................      11,096        --            11,096
                                                        -----------       ------    -----------
  Total impaired loans................................   $  21,034     $   2,172     $  18,862
                                                        -----------       ------    -----------
                                                        -----------       ------    -----------


                                                                         1995
                                                        ---------------------------------------
                                                         RECORDED    ALLOWANCE FOR      NET
                                                        INVESTMENT    LOAN LOSSES   INVESTMENT
                                                        -----------  -------------  -----------
                                                                    (IN THOUSANDS)
With specific allowances..............................   $   3,900     $     667     $   3,233
Without specific allowances...........................      15,158        --            15,158
                                                        -----------       ------    -----------
  Total impaired loans................................   $  19,058     $     667     $  18,391
                                                        -----------       ------    -----------
                                                        -----------       ------    -----------

    The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was approximately $13,098,000 and $17,583,000, respectively. Interest income on impaired loans of approximately $589,000 and $593,000 was recognized for cash payments in 1996 and 1995, respectively.

NOTE 6--PROPERTY AND EQUIPMENT

    The components of premises and equipment at December 31, were as follows:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Land and building.......................................................  $  11,106  $   6,211
Furniture, fixtures and equipment.......................................     13,628     16,897
Leasehold improvements..................................................      5,013      7,031
                                                                          ---------  ---------
                                                                             29,747     30,139
Less accumulated depreciation and amortization..........................     14,792     18,711
                                                                          ---------  ---------
                                                                          $  14,955  $  11,428
                                                                          ---------  ---------
                                                                          ---------  ---------

                                WESTERN BANCORP

NOTE 7--DEPOSITS

    At December 31, 1996, the scheduled contractual maturities of certificates of deposit are as follows (In thousands):

1997..............................................................  $ 246,431
1998..............................................................     15,126
1999..............................................................      4,011
2000..............................................................      2,728
2001 and thereafter...............................................        858
                                                                    ---------
                                                                    $ 269,154
                                                                    ---------
                                                                    ---------

NOTE 8--BORROWINGS

    At December 31, 1996 and 1995, borrowings were as follows:

                                                                                       1996       1995
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Notes payable......................................................................  $  13,350  $   2,483
Federal funds purchased............................................................      1,852     --
Treasury, tax and loan.............................................................      5,088      4,883
                                                                                     ---------  ---------
                                                                                     $  20,290  $   7,366
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    On September 30, 1996, the Company borrowed $26.5 million from The Northern Trust Company of Chicago under a three year revolving loan agreement. Concurrently with the acquisition of Western, the Company reduced the loan by $15.5 million as a result of a dividend in the same amount from Western. The balance at December 31, 1996 was $11 million, and the interest rate was 6.75%. The highest amount outstanding during 1996 was $26.5 million; the average balance outstanding during the year was $2.75 million; and the average rate paid was 6.95% for the year. The revolving loan agreement expires on September 25, 1999. The loan agreement contains covenants which impose certain restrictions on activities of the Company and its financial position. Such covenants include minimum net worth ratios, maximum debt ratios, a minimum return on average assets, and minimum and maximum credit quality ratios. As of December 31, 1996, the Company, and where applicable, its subsidiaries, were in compliance with each of such covenants. Shares of Company Common Stock have been pledged as collateral against the note payable to The Northern Trust Company of Chicago.

    In December 1988 CCB obtained a $3 million term loan from another financial institution for the purpose of providing additional capital to National. The credit agreement for this loan was amended pursuant to a Second Amendment to the Credit Agreement, dated August 25, 1994 (the "Second Amendment"). Interest was payable monthly on the unpaid principal balance of the loan and required prepayment of 40% of the proceeds of any stock offering or placement of debt or equity. The Second Amendment was supported by a Support Agreement (the "Support Agreement") between a shareholder and director of CCB (the "Shareholder") and CCB whereby the Shareholder guaranteed the payment of the loan.

    To compensate the Shareholder for signing the Support Agreement and subsequently paying off the lending institution CCB had signed a Holding Company Support Agreement (the "Holding Company Support Agreement") whereby CCB agreed to: (1) pay to the Shareholder a fee equal to 1% of the unpaid

                                WESTERN BANCORP

NOTE 8--BORROWINGS (CONTINUED)
principal amount of the note on each anniversary date and (2) issue to the Shareholder on or prior to March 31, 1997, and there after on each anniversary date, warrants to purchase 25,000 shares of common stock of the Company at an exercise price per share equal to 80% of the book value per share of the Company on December 31, 1996 and subsequent ending periods respectively. The Shareholder paid off the outstanding balance of $2,350,000 to the lending institution in March of 1996, and CCB entered into a new note with the shareholder (the "New Note"). The New Note bears an interest rate of 3% over prime rate with interest only payable monthly for the first year; and thereafter, quarterly principal payable of $125,000 plus interest payable monthly. Any remaining principal and interest is due on April 1, 1999. On March 17, 1997, the Company paid down $2,000,000 on this note and based on the $350,000 remaining balance of the note issued to the Shareholder a proportionate number of warrants to purchase 3,723 shares of the Company's common stock at an exercise price of $6.60 per share pursuant to the terms of the Holding Company Support Agreement. The Company also paid the Shareholder a fee equal to 1% of the unpaid principal balance on March 17, 1997. The remaining unpaid principal balance of $350,000 is subject to the original terms of the note.

    National maintains two lines of credit with outside financial institutions for the purpose of purchasing Federal funds. The lines of credit bear interest at a floating rate and provide for borrowing up to $8,000,000 and $5,000,000 respectively. At December 31, 1996 and 1995, no amounts were outstanding on these lines of credit.

    Under an agreement with the Federal Home Loan Bank, National may obtain an extension of credit of up to 50% of total assets collateralized by real estate loans. At December 31, 1996, National had pledged loans amounting to $2,935,000 and had available credit of $1,468,000 based on 50% of the outstanding balance of pledged loans. No amounts were outstanding on this line of credit at December 31, 1996 and 1995.

    SCB also had an agreement with the Federal Home Loan Bank as of December 31, 1996. SCB had pledged loans amounting to $11,036,000 and had available credit of $6,539,000; no amounts were outstanding on this line of credit at December 31, 1996 and 1995. Under separate agreements with three commercial banks, SC Bank may borrow an aggregate of up to $30 million through Federal funds lines of credit. Federal funds arrangements are subject to the terms of the individual arrangements and may be terminated at the discretion of the correspondent bank. $1,852,000 and $0 were outstanding on these lines of credit at December 31, 1996 and 1995, respectively.

NOTE 9--SHAREHOLDERS' EQUITY

  EQUITY TRANSACTIONS

    The Company declared a cash dividend of $0.15 per share payable on December 10, 1997 to shareholders of record on November 10, 1997.

    As part of the September 30, 1996 acquisition of Western, the Company sold approximately 3,076,000 shares of Company Common Stock in a private placement for net proceeds of approximately $42,213,000. Pursuant to this equity transaction, the Company issued to parties related to Belle Plaine Financial, LLC, 92,281 warrants to acquire Company Common Stock at $16.83 per share. The warrants expire on September 30, 2006.

                                WESTERN BANCORP

NOTE 9--SHAREHOLDERS' EQUITY (CONTINUED)
    During 1995, the Company completed two capital-raising transactions. Under a private placement which closed in March 1995, the Company issued approximately 535,000 shares of Company Common Stock for net proceeds of approximately $5,669,000. In September 1995, pursuant to a shareholders' rights and public offering, the Company issued approximately 340,000 shares of Company Common Stock for net proceeds of approximately $3,464,000. Pursuant to the September 1995 equity transaction, the Company issued to parties related to Belle Plaine Financial, LLC, 48,402 warrants to acquire Company Common Stock at $13.77 per share. The warrants expire on September 30, 2005.

    In November 1995, CCB sold 474,000 shares of its common stock through private placement at $6.75 per share for the purpose of contributing most of the proceeds into National as additional capital. Of the total proceeds of $3,200,000, CCB contributed $2,900,000 into National's capital in December 1995.

    SCB declared three cash dividends during 1997. On each of January 23, March 27, and July 24, 1997, SCB declared a $0.05 per share cash dividend, payable to its shareholders of record at the close of business on February 6, May 2, and August 4, 1997, respectively. The dividends were paid on February 20, May 20, and August 20, 1997, respectively, totaling $374,000, $375,000, and $375,000, respectively. During 1994, SCB completed a rights offering which resulted in the issuance of an additional 1.8 million shares of common stock of SCB at $8.78 per share. Net proceeds of $14.2 million were realized on this offering after issuance costs of approximately $1.8 million.

  RESTRICTIONS ON PAYMENTS OF DIVIDENDS

    The Banks are subject to certain restrictions under regulations governing banks which limit their ability to transfer funds to the Company through inter-company loans, advances, or cash dividends.

NOTE 10--INCOME TAXES

    The components of income tax expense (benefit) for the years ended December 31, 1996, 1995, and 1994 are as follows:

                                                                    1996       1995       1994
                                                                  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Current expense:
  Federal.......................................................  $   2,002  $     704  $    (439)
  State.........................................................        488        228          6
                                                                  ---------  ---------  ---------
  Total.........................................................      2,490        932       (433)
                                                                  ---------  ---------  ---------

Deferred expense (benefit):
  Federal.......................................................        725     (1,461)     2,432
  State.........................................................        441     (1,204)      (319)
                                                                  ---------  ---------  ---------
  Total.........................................................      1,166     (2,665)     2,113
                                                                  ---------  ---------  ---------
Total income taxes..............................................  $   3,656  $  (1,733) $   1,680
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                                WESTERN BANCORP

NOTE 10--INCOME TAXES (CONTINUED)
    The provision for income taxes differs from that which would result from applying the U.S. statutory rate of 35% in 1996, and 34% in 1995 and 1994 as follows:

                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Federal income tax expense (benefit) at statutory rate.........  $   4,425  $  (1,198) $   1,153
Increase (reduction) in taxes resulting from:
  State income taxes, net of federal benefits..................        613       (219)      (114)
  Amortization of goodwill.....................................        210        196         54
  Change in valuation allowance................................     (1,576)      (413)       581
  Other, net...................................................        (16)       (99)         6
                                                                 ---------  ---------  ---------
Total income tax expense (benefit).............................  $   3,656  $  (1,733) $   1,680
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below. December 31, 1995 information does not reflect the deferred tax assets and liabilities of Western which was acquired on September 30, 1996.

                                                                             1996       1995
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deferred tax assets:
  Unrealized loss on investment securities...............................  $     627  $     461
  Unrealized loss on loans...............................................        265        342
  Loans, principally due to allowance for losses.........................      2,613      4,014
  Other real estate owned................................................        788      1,099
  Interest on nonaccrual loans...........................................        239        171
  Net operating loss carryovers..........................................        392        615
  Purchase accounting adjustments........................................      1,022     --
  Deferred compensation..................................................      1,190      1,099
  Self-insurance reserve.................................................        128        106
  Loss on mortgage division..............................................        163     --
  Depreciation...........................................................        987        815
  Contingencies..........................................................        382        184
  Other..................................................................        875        484
                                                                           ---------  ---------
Total deferred tax assets................................................      9,671      9,390
  Valuation allowance....................................................     --         (1,576)
                                                                           ---------  ---------
Net deferred tax assets..................................................      9,671      7,814
                                                                           ---------  ---------
Deferred tax liabilities:
  FHLB stock dividends...................................................       (215)       (59)
  Deductible prepaid expense.............................................       (301)      (301)
  Financial accounting lease difference..................................       (183)      (846)
  Other..................................................................       (237)      (429)
                                                                           ---------  ---------
Total deferred tax liabilities...........................................       (936)    (1,635)
                                                                           ---------  ---------
Net deferred tax asset...................................................  $   8,735  $   6,179
                                                                           ---------  ---------
                                                                           ---------  ---------

                                WESTERN BANCORP

NOTE 10--INCOME TAXES (CONTINUED)
    Realization of the net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income and the utilization of tax planning strategies. At December 31, 1995, the Company established a valuation allowance on deferred tax assets, the realization of which management believed was not more likely than not to be realized. Based on current period earnings, management believes the future income of the Company is sufficient to conclude that it is more likely than not that all deferred tax assets will be realized. As a result, no valuation allowance is recorded at December 31, 1996, and the valuation allowance existing at December 31, 1995 was recognized in 1996 earnings.

    On December 31, 1996 the Company had $2,694,348 and $1,079,823 of Federal and California net operating loss carryovers, respectively, and $333,480 in tax credit carryforwards. During 1995, the Company entered into a recapitalization plan which resulted in a change in ownership for purposes of Internal Revenue Code ("IRC") Section 382. IRC Section 382 imposes restrictions on the utilizations of certain tax loss and credit carryforwards which resulted in $1,741,155 and $126,628 of the Federal and California net operating loss carryovers and $333,486 of tax credit carryovers no longer being available for utilization.

    Management believes that the remaining $953,193 and $953,195 of the Federal and California net operating losses, respectively, will be realized. The net operating loss carryovers have various expiration dates through the year 2010. In 1996, the 1995 deferred tax assets, which are unrealizable pursuant to IRC
Section 382, have been reclassified to eliminate those deferred tax assets and their corresponding valuation allowance.

NOTE 11--COMMITMENTS AND CONTINGENT LIABILITIES

    The Company and the Banks conduct operations from leased facilities under operating leases which expire on various dates and which contain certain renewal options.

    Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1996 are as follows:

                                                                                    AMOUNT
                                                                                --------------
                                                                                (IN THOUSANDS)
Year ended December 31:
  1997........................................................................    $    2,651
  1998........................................................................         2,642
  1999........................................................................         2,743
  2000........................................................................         2,657
  2001........................................................................         2,360
  Thereafter..................................................................         8,571
                                                                                     -------
  Total.......................................................................    $   21,624
                                                                                     -------
                                                                                     -------

    Rental expense was $2,617,000 in 1996, $2,603,000 in 1995 and $2,269,000 in
1994. Rental expense for 1996 includes that for Western since the date of its acquisition.

    Sublease rental income for the years ended December 31, 1996, 1995 and 1994 totaled approximately $155,000, $187,000 and $213,000, respectively.

    The Company and the Banks are parties to litigation and claims arising in the normal course of business. After taking into consideration information furnished by counsel to the Company and the Banks as to the current status of various claims and legal proceedings to which the Company or the Banks are a party, management accrued $950,000 as a reserve for various cases pending as of December 31, 1996.

                                WESTERN BANCORP

NOTE 12--RELATED PARTY TRANSACTIONS

    The Banks had loans outstanding to principal officers and directors and their affiliated companies which were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and do not involve more than the normal risks of collectibility. An analysis of the activity with respect to such loans to related parties is as follows for the years ended December 31:

                                                                          1996       1995
                                                                        ---------  ---------
                                                                           (IN THOUSANDS)
Balance, January 1....................................................  $   4,141  $   5,217
Additions due to acquisitions.........................................        184     --
New loans.............................................................      2,303      2,364
Repayments............................................................     (2,114)    (3,440)
                                                                        ---------  ---------
  Balance, December 31................................................  $   4,514  $   4,141
                                                                        ---------  ---------
                                                                        ---------  ---------

    The 1996 balance does not include $1,084,000 in overdraft arrangements on deposit accounts, consumer credit cards and lines of credit. New loans in 1996 include an existing loan for $470,000 which became a related party loan when the person joined the Company as an officer in 1996.

    Some of Western's health and life insurance programs have been contracted based on competitive bids through Rice Brown Financial. The principal of Rice Brown Financial is a director of the Company.

    On January 1, 1996 the Company engaged one of its directors as a financial advisor. The engagement agreement provides for a monthly fee of $3,000 plus expenses beginning January 1, 1996. The agreement may be terminated by either the Company or the director upon 30 days written notice.

    Belle Plaine Partners, Inc. and Belle Plaine Financial, L.L.C. are entities related to a director of the Company. Belle Plaine Partners, Inc. serves as financial advisor to the Company under an engagement letter dated May 17, 1995. In that capacity, Belle Plaine Partners, Inc. was paid fees of approximately $1.4 million for evaluating and identifying potential acquisitions including the acquisition of Western which closed September 30, 1996. The Company also paid Belle Plaine Partners, Inc. fees of approximately $1.35 million in connection with the acquisition of CCB by the Company and expects to pay approximately $1.8 million and $2.7 million in connection with the acquisition of SCB and Santa Monica Bank ("SMB"), respectively, by the Company. Belle Plaine Financial, LLC was engaged by the Company to raise capital to consummate the acquisition of Western. Belle Plaine Financial, LLC was paid $863,000 for its services and was reimbursed for expenses incurred in the course of that engagement. In addition Belle Plaine Financial, LLC is expected to raise capital on behalf of the Company in connection with the acquisition of SMB by the Company for which it will not receive a fee. The agreement may be terminated by either party upon 30 days written notice.

NOTE 13--BENEFITS PLANS

    On May 16, 1995, the Board of Directors of the Company approved the 1995 Directors Deferred Compensation Plan which was approved by shareholders on July 17, 1995. The plan is effective for fees earned on and after July 1, 1995. No compensation has been awarded under the plan.

    During 1992 the Company adopted an employee stock ownership and salary deferral plan ("KSOP"). The Company's contributions to the KSOP totaled approximately $20,000 and $46,000 in 1995 and 1994, respectively. No contributions were made in 1996. In September of 1996 the Company terminated the

                                WESTERN BANCORP

NOTE 13--BENEFITS PLANS (CONTINUED)
KSOP plan and recorded a related expense of approximately $189,000 for repayment of a loan and other termination expenses. The loan was classified in other liabilities as of December 31, 1996 and was paid off in January of 1997.

    The Banks have 401(k) plans covering substantially all employees. Amounts contributed by the Banks and charged to expense were approximately $250,000, $247,000, and $196,000 in 1996, 1995 and 1994, respectively.

    In 1987, CCB purchased cost recovery life insurance with aggregate death benefits in the amount of $2,473,000 on the lives of the senior management participants. CCB is the sole owner and beneficiary of such policies, which were purchased to fund CCB's obligation under separate deferred compensation arrangements. The cash surrender values and obligation under deferred compensation agreements at December 31, 1996 and 1995 of $1,296,000 and $1,231,000, respectively, and $529,000 and $317,000, respectively, have been included in other assets and in other liabilities, respectively, in the accompanying consolidated balance sheets.

    SCB has established deferred compensation plans which permit certain directors and management employees to defer portions of their compensation and earn interest at a predetermined amount above a specified interest rate index on the deferred amounts. Interest expense incurred on deferred balances was approximately $177,000, $648,000 and $174,000 in 1996, 1995 and 1994,
respectively. The deferred compensation liability at December 31, 1996 and 1995 was approximately $2.1 million, of which $1.2 million represented principal and was classified with other interest-bearing liabilities in the accompanying consolidated balance sheets. Approximately $948,000 and $946,000 represented accrued interest payable at December 31, 1996 and 1995, respectively, and was classified as other liabilities in the accompanying consolidated balance sheets. In conjunction with the plans, SCB has purchased life insurance policies on the participants with SCB as beneficiary. The cash surrender values of the life insurance policies were included in other assets in the accompanying consolidated balance sheets and totaled approximately $3.5 million and $3.0 million at December 31, 1996 and 1995, respectively.

NOTE 14--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  LENDING COMMITMENTS

    The Company and its banking subsidiaries are parties to financial instruments with off-balance sheet risk in the normal course of business in meeting the financial needs of their customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company and the Banks have in particular classes of financial instruments.

    The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The same credit policies are used in making commitments and conditional obligations as those used for on-balance sheet instruments.

                                WESTERN BANCORP

NOTE 14--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
    The Company had the following commitments to extend credit at December 31:

                                                                        1996        1995
                                                                     ----------  ----------
                                                                         (IN THOUSANDS)
Loan commitments...................................................  $  240,563  $  146,593
Standby letters of credit..........................................      13,145       6,310
                                                                     ----------  ----------
                                                                     $  253,708  $  152,903
                                                                     ----------  ----------
                                                                     ----------  ----------

    In addition to the amounts above, approximately $51,422,000 and $47,805,000 in consumer credit card and overdraft commitments were outstanding as of December 31, 1996 and 1995. Loan commitment arrangements represent commercial lines of credit with variable interest rates determined at the time funds are drawn by adding an interest spread to an agreed upon index. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract; they generally have fixed expiration dates or other termination clauses and may require a fee. The total commitment amount generally represents future cash requirements. However, many commitments expire without being used. Standby letters of credit are conditional commitments issued by the Banks to guarantee performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  INTEREST RATE SWAPS

    SCB has entered into two interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate loan portfolio and does not use them for trading purposes. The agreements were intended to reduce SCB's exposure to declines in prime lending rates by artificially converting $75 million of SCB's prime-based loans to fixed rates for the duration of the agreements.

    SCB accrues monthly interest income and expense on the swaps, the net of which is included in interest income on loans. For the years ended December 31, 1996, 1995, and 1994, net interest income or (expense) of ($563,000), ($929,000), and $141,000 from the swap agreements is included in interest income on loans in the consolidated statements of operations. SCB is required to pledge collateral on the transactions. U.S. Agency notes having a fair value of approximately $5.2 million were pledged as collateral for the agreements as of December 31, 1996. SCB is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, SCB does not anticipate nonperformance by the counterparties. The following table summarizes the characteristics of the swap agreements as of December 31, 1996:

                                                      INTEREST
                        NOTIONAL    INTEREST RATE       RATE       UNREALIZED    ESTIMATED          MATURITY
                         AMOUNT         PAID          RECEIVED        LOSS       FAIR VALUE           DATE
                        ---------  ---------------  ------------  -------------  ----------  ----------------------
                                                          (DOLLARS IN THOUSANDS)
Swap #1...............  $  50,000       3-mo LIBOR        4.865%    $     899     $   (899)      September 14, 1998
Swap #2...............  $  25,000       3-mo LIBOR        5.04 %    $       1     $     (1)         January 7, 1997
                                      (in arrears)

                                WESTERN BANCORP

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no readily discernable market value exists for a large portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in the estimates.

    The following methods and assumptions were used to estimate the fair value of significant financial instruments:

  FINANCIAL ASSETS

    The carrying amounts of cash and due from banks, federal funds sold, and interest bearing deposits are considered to approximate fair value. The fair value of investment securities is generally based on quoted market prices. The fair value of loans is estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments, where available, taking into consideration the varying degrees of credit risk. The carrying amounts of accrued interest receivable are considered to approximate fair value.

  FINANCIAL LIABILITIES

    The carrying amounts of deposit liabilities payable on demand is considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of notes payable is based on rates currently available to the Company for debt with similar terms and remaining maturities. The carrying amounts of other short-term borrowings and accrued interest payable are considered to approximate fair value.

  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material. The fair values of the interest rate swap agreements are based on quoted market prices.

                                WESTERN BANCORP

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair value of financial instruments at December 31, 1996 and 1995 is summarized as follows:

                                                                      CARRYING VALUE   FAIR VALUE
                                                                      --------------  ------------
                                                                             (IN THOUSANDS)
DECEMBER 31, 1996
Financial Assets:
  Cash and due from banks...........................................   $     96,202   $     96,202
  Federal funds sold................................................         22,517         22,517
  Investment securities.............................................        332,818        332,793
  Loans and leases, net.............................................        801,601        803,312
  Accrued interest receivable.......................................          9,664          9,664

Financial Liabilities:
  Deposits..........................................................   $  1,177,014   $  1,177,345
  Borrowings........................................................         20,290         20,290
  Accrued interest payable..........................................          2,258          2,258

Off-Balance Sheet Financial Instrument:
  Interest rate swap agreements in a net payable position...........        --                (900)

DECEMBER 31, 1995
Financial Assets:
  Cash and due from banks...........................................   $     62,384   $     62,384
  Federal funds sold................................................         47,938         47,938
  Interest bearing deposit..........................................            198            198
  Investment securities.............................................        184,978        185,010
  Loans and leases, net.............................................        529,912        534,056
  Accrued interest receivable.......................................          7,308          7,308

Financial Liabilities:
  Deposits..........................................................        774,057        774,589
  Borrowings........................................................          7,366          7,366
  Accrued interest payable..........................................          1,921          1,921

Off-Balance Sheet Financial Instrument:
  Interest rate swap agreements in a net payable position...........        --              (1,070)

NOTE 16--REGULATORY MATTERS

    The Company and the Banks are subject to various regulatory capital requirements administered by Federal and State of California banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The banking

                                WESTERN BANCORP

NOTE 16--REGULATORY MATTERS (CONTINUED)
regulators have advised the Company and the Banks that they are considered well-capitalized at December 31, 1996.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum ratios based on average and risk weighted assets as set forth below. Actual capital ratios for the Company and the Banks as of December 31, 1996 are also shown in the table:

                                  REQUIREMENT                            ACTUAL
                            ------------------------  ---------------------------------------------
                            ADEQUATELY      WELL                                         COMPANY
                            CAPITALIZED  CAPITALIZED   WESTERN   NATIONAL    SC BANK   CONSOLIDATED
                            -----------  -----------  ---------  ---------  ---------  ------------
                             (GREATER THAN OR EQUAL
                                      TO)
  Tier 1 risk-based
    capital ratio.........       4.00%         6.00%     10.93%     11.33%     10.68%       10.12%
  Total risk-based
    capital...............       8.00%        10.00%     12.19%     12.59%     11.86%       11.34%
  Tier 1 leverage capital
    ratio.................       4.00%         5.00%      6.05%      7.68%      9.51%        7.26%

NOTE 17--CONDENSED (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1996       1995
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
CONDENSED BALANCE SHEETS
  Assets:
    Cash and due from banks............................................  $    7,401  $   3,086
    Other real estate owned............................................          83         83
    Investments in subsidiaries........................................     134,389     71,548
    Securities available for sale......................................         262      5,186
    Other assets.......................................................       1,253        217
                                                                         ----------  ---------
      Total assets.....................................................  $  143,388  $  80,120
                                                                         ----------  ---------
                                                                         ----------  ---------
  Liabilities:
    Notes payable......................................................  $   13,350  $   2,483
    Other liabilities..................................................         991          9
                                                                         ----------  ---------
                                                                             14,341      2,492
  Shareholders' equity.................................................     129,047     77,628
                                                                         ----------  ---------
      Total liabilities and shareholders' equity.......................  $  143,388  $  80,120
                                                                         ----------  ---------
                                                                         ----------  ---------

                                WESTERN BANCORP

NOTE 17--CONDENSED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

                                                                    YEAR ENDED DECEMBER 31,
                                                                --------------------------------
                                                                   1996       1995       1994
                                                                ----------  ---------  ---------
                                                                         (IN THOUSANDS)
CONDENSED STATEMENTS OF OPERATIONS
  Interest income.............................................  $      301  $     236  $     106
  Management fees.............................................          58     --         --
  Dividend income.............................................      --         --            163
                                                                ----------  ---------  ---------
    Total income..............................................         359        236        269
  Interest expense............................................         465        260        243
  Other expense...............................................       1,757        461        199
                                                                ----------  ---------  ---------
    Total expense.............................................       2,222        721        442
                                                                ----------  ---------  ---------
      Loss before taxes and equity in undistributed subsidiary
        earnings..............................................      (1,863)      (485)      (173)
  Income tax expense (benefit)................................        (846)       (47)      (118)
                                                                ----------  ---------  ---------
  Loss before equity in undistributed earnings of bank
    subsidiaries..............................................      (1,017)      (438)       (55)
  Equity in undistributed income (loss) of bank
    subsidiaries..............................................      10,006     (1,351)     1,768
                                                                ----------  ---------  ---------
    Net income (loss).........................................  $    8,989  $  (1,789) $   1,713
                                                                ----------  ---------  ---------
                                                                ----------  ---------  ---------

                                WESTERN BANCORP

NOTE 17--CONDENSED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 1996       1995       1994
                                                              ----------  ---------  ---------
                                                                       (IN THOUSANDS)
CONDENSED STATEMENTS OF CASH FLOWS
  Net income (loss).........................................  $    8,989  $  (1,789) $   1,713
  Change in other assets....................................      (1,034)        78         56
  Change in other liabilities...............................         982        (91)        (4)
  Equity in undistributed subsidiary (earnings) losses......     (10,006)     1,351     (1,931)
                                                              ----------  ---------  ---------
    Cash flows from operating activities....................      (1,069)      (451)      (166)
                                                              ----------  ---------  ---------
  Acquisition of Western Bank, including acquisition
    costs...................................................     (53,154)    --         --
  Net change in securities available for sale...............       4,924     --         --
  Dividends received from subsidiary........................      --         --            163
  Increase in investment in subsidiaries....................      --         (7,900)    (6,810)
  Other investing activities................................         126     (8,939)    --
                                                              ----------  ---------  ---------
    Cash flows from investing activities....................     (48,104)   (16,839)    (6,647)
                                                              ----------  ---------  ---------
  Net proceeds from issuance of common stock, net of
    issuance costs, and from exercise of common stock
    options.................................................      42,625     12,973     14,207
  Issuance of debt..........................................      11,000     --         --
  Other financing activities................................        (137)      (589)    --
                                                              ----------  ---------  ---------
    Cash flows from financing activities....................      53,488     12,384     14,207
  Net increase (decrease) in cash...........................       4,315     (4,906)     7,394
  Cash beginning of year....................................       3,086      7,992        598
                                                              ----------  ---------  ---------
  Cash end of year..........................................  $    7,401  $   3,086  $   7,992
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------
  Supplemental disclosure of cash flow information Cash paid
    for interest............................................         465        260        243
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

NOTE 18--STOCK OPTION PLAN AND WARRANTS

    At the time of the CCB acquisitions, all outstanding stock options of CCB were converted into stock options of the Company at an exchange rate of one-to-one. At the time of the SCB acquisitions, all outstanding stock options of SCB were converted into shares of Company Common Stock based upon the difference between $14.25 and the exercise price of each SCB option divided by $31.28. The following disclosure reflects the combination of the Company, CCB and SCB stock option data.

    The Company has a stock option plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, directors and key employees. The Plan authorizes grants of options to purchase shares of authorized but unissued Company Common Stock. Stock options are granted with an exercise price greater than or equal to the stock's fair market value at the date of grant. Qualified stock options have 5-year terms and vest over a three year period from the date of grant. The Company's non-qualified stock options ("NQSO") have 10-year terms and vest over a three year period from the date

                                WESTERN BANCORP

NOTE 18--STOCK OPTION PLAN AND WARRANTS (CONTINUED) of grant. SCB's NQSO have 10-year terms and vest over a five year period from the date of grant. The following table summarizes the activity relating to the Company's stock options for the years indicated.

                                                1996                      1995                      1994
                                      ------------------------  ------------------------  ------------------------
                                                 WEIGHTED-AVG.             WEIGHTED-AVG.             WEIGHTED-AVG.
                                       NO. OF      EXERCISE      NO. OF      EXERCISE      NO. OF      EXERCISE
                                       SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                                      ---------  -------------  ---------  -------------  ---------  -------------
Options outstanding, January 1......    491,036    $    9.59      415,240    $   10.00      349,922    $    9.93
Options granted.....................    211,460        14.38      221,616         7.42       69,342        10.95
Options exercised...................    (80,042)        5.74      (45,616)        5.64       --           --
Options forfeited...................     (1,699)       13.77       --           --           --           --
Options expired.....................    (16,648)       13.50      (36,129)       14.18       (3,554)       18.00
Options cancelled...................    (25,000)        5.83      (64,075)       11.12         (470)       36.13
                                      ---------       ------    ---------       ------    ---------       ------
  Options outstanding, December
    31..............................    579,107    $   11.24      491,036    $    9.59      415,240    $   10.00
                                      ---------       ------    ---------       ------    ---------       ------
                                      ---------       ------    ---------       ------    ---------       ------
Weighted-average grant date fair
  value of options granted during
  the year..........................               $    9.28                 $    5.94                 $    6.98

    The fair market value of options granted during 1996 and 1995 was estimated using the Black-Scholes option-pricing model. The following assumptions were incorporated into the valuation calculation: an option contract life of 2 1/2 to 10 years, a stock price volatility of 40% based on daily market prices for the preceding five year period, no dividends and a risk-free interest rate of 5.2% to 7.9%.

    The table below provides the range of exercise prices, weighted-average exercise prices and weighted-average remaining contractual lives for options outstanding at December 31, 1996.

                                 OPTIONS OUTSTANDING
                    ---------------------------------------------     OPTIONS EXERCISABLE
                                  WEIGHTED-AVG.                    --------------------------
                      NUMBER        REMAINING                        NUMBER     WEIGHTED-AVG.
RANGE OF            OUTSTANDING    CONTRACTUAL     WEIGHTED-AVG.   EXERCISABLE    EXERCISE
EXERCISE PRICES     AT 12/31/96       LIFE        EXERCISE PRICE   AT 12/31/96      PRICE
------------------  -----------  ---------------  ---------------  -----------  -------------
$4.34 to $6.50         177,680       6.2 years       $    5.46         91,012     $    5.44
$9.88 to $11.39        118,160       8.1 years       $   11.04         56,977     $   11.02
$13.17 to $16.74       271,763       8.1 years           14.54         83,620         14.18
$22.17 to $26.05        11,504       3.3 years           24.80         11,504         24.80
                    -----------  ---------------        ------     -----------       ------
$4.34 to 26.05         579,107       7.4 years       $   11.24        243,113     $   10.67
                    -----------  ---------------        ------     -----------       ------
                    -----------  ---------------        ------     -----------       ------

    The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its stock option plans in the consolidated financial statements. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method

                                WESTERN BANCORP

NOTE 18--STOCK OPTION PLAN AND WARRANTS (CONTINUED) of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share for 1996 and 1995 would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                                                  1996       1995
                                                                                                ---------  ---------
Net income (loss)
  As reported.................................................................................  $   8,989  $  (1,789)
  Pro forma...................................................................................      8,663     (1,988)
Net income (loss) per share and equivalent share
  As reported.................................................................................       1.08      (0.27)
  Pro forma...................................................................................       1.04      (0.30)

    The pro forma amounts shown above may not be representative of the effects on reported net income for future periods.

    At December 31, 1996, the number of options exercisable was 243,113.

    At December 31, 1996 and 1995, there were also exercisable warrants outstanding of 140,684 and 48,402, respectively, and the weighted average exercise price of those warrants exercisable was $15.81 and $13.77, respectively. Of the warrants outstanding on December 31, 1996, 48,402 expire on September 30, 2000 and 92,282 expire on September 30, 2001.

    CCB maintained a stock bonus plan that covered substantially all of its employees. The plan provided for the issuance to participating employees of share units in the plan, which entitled participants to distributions primarily of common stock of CCB. Contributions to the plan are held in trust and invested in common stock of CCB (which is purchased from third parties) or other investments under the terms of the plan agreement. Contributions are determined based on management's discretion. CCB's contributions for 1996, 1995 and 1994 were $45,000, $45,000 and $5,000, respectively.

NOTE 19--PENDING ACQUISITION OF SANTA MONICA BANK

    On July 30, 1997, the Company and Santa Monica Bank ("SMB") entered into a definitive agreement for the merger of SMB with a subsidiary of the Company, subject to approval by the banking regulators and shareholders of both companies (the "SMB Merger"). Upon the SMB Merger becoming effective, each share of common stock, $3.00 par value, of SMB (the "SMB Common Stock") issued and outstanding at the time (other than shares that have not been voted in favor of the approval of the principal terms of the Merger and with respect to which dissenters' rights have been perfected in accordance with the California General Corporation
Law) will be converted into the right to receive either (i) $28.00 in cash (the "Cash Consideration") or (ii) 0.875 shares of Company Common Stock (the "Stock Consideration"). Each holder of SMB Common Stock may elect to, and may, receive the Cash Consideration and, if the number of holders of SMB Common Stock electing to receive the Cash Consideration, is so great as to prevent a tax-free reorganization, all the holders of SMB Common Stock shall receive the Cash Consideration. If the value of shares of holders of SMB Common Stock electing to receive the Cash Consideration is such as to permit a tax-free reorganization, the remaining holders of SMB Common Stock shall receive the Stock Consideration subject to the limitation that no more than 50% of the outstanding shares of SMB Common Stock shall be converted into the right to receive Stock Consideration and that in the event that holders of SMB Common Stock elect to receive Stock Consideration in exchange for more than 50% of the

                                WESTERN BANCORP

NOTE 19--PENDING ACQUISITION OF SANTA MONICA BANK (CONTINUED) outstanding shares of SMB Common Stock, the holders of SMB Common Stock electing Stock Consideration shall receive both cash and stock, subject to the option of the Company to increase the Stock Consideration.

    The SMB Merger is expected to be accounted for using the purchase method of accounting. At December 31, 1996, SMB had total assets, deposits, shareholders' equity and number of shares of SMB Common Stock outstanding of $632 million, $554 million, $73 million and 7.1 million, respectively; these amounts were not audited in connection with the preparation of these financial statements. For the year ended December 31, 1996, SMB reported net income and net income per share of approximately $9.6 million and $1.36, respectively; these amounts were not audited in connection with the preparation of these financial statements.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (a) Financial statements of business acquired.

    The Consolidated Financial Statements of SCB are incorporated herein by reference to Exhibit 99.2 and Exhibit 99.3 to this Form 8-K.

    (b) Pro forma financial information.

    Pro forma financial information prepared in accordance with Article 11 of Regulation S-X has been previously reported by the Company in Amendment No. 1 to Registration Statement of Form S-4 filed September 10, 1997 (333-35271).

    (c) Exhibits.

    The following exhibits are filed with this Current Report on Form 8-K.

 EXHIBIT
 NUMBER      DESCRIPTION
---------    --------------------------------------------------------------------
  23.1       Consent of KPMG Peat Marwick LLP;

  23.2       Consent of Deloitte & Touche LLP with respect to SC Bancorp;

  23.3       Consent of Deloitte & Touche LLP with respect to California
             Commercial Bankshares;

  23.4       Consent of Dayton & Associates;

  27.1       Supplemental Financial Data Schedule;

  99.1       Press Release of Western Bancorp, dated October 14, 1997;

  99.2 Unaudited Consolidated Balance Sheets of SC Bancorp and its subsidiary, Southern California Bank, as of June 30, 1997 and
             December 31, 1996, and the related Consolidated Statements of
             Operations, Shareholders' Equity and Cash Flows for the six month periods ended June 30, 1997 and 1996; and

  99.3 Audited Consolidated Balance Sheets of SC Bancorp and its subsidiary, Southern California Bank, as of December 31, 1996 and
             1995, and the related Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1996.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 1997          WESTERN BANCORP

                                By:              /s/ ARNOLD C. HAHN
                                     -----------------------------------------
                                               Name:  Arnold C. Hahn
                                          Title:  CHIEF FINANCIAL OFFICER